UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Manitowoc Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 22, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of The Manitowoc Company, Inc., which will be held at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, on Tuesday, May 1, 2012, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The approval of the Company’s Short-Term Incentive Plan.

3.	The approval of an amendment to the Company’s 2003 Incentive Stock and Awards Plan.

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

5.	An advisory vote to approve the compensation of the Company’s named executive officers.

6.	Such other business as may properly come before the Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the three directors named in the enclosed proxy materials, each of whom will serve a three-year term expiring at the Annual Meeting of Shareholders in 2015;

•	FOR approval of the Company’s Short-Term Incentive Plan;

•	FOR approval of the amendment to Company’s 2003 Incentive Stock and Awards Plan;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

Whether or not you are able to attend the 2012 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 23, 2012.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that notice, you may view the proxy materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer, you may obtain a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, by phone at 1-866-648-8133, or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending personally.

Sincerely,

Glen E. Tellock

Chairman and CEO

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 22, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on Tuesday, May 1, 2012.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to shareholders are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 23, 2012 to facilitate timely delivery.

To the Shareholders of

THE MANITOWOC COMPANY, INC.

The Annual Meeting of the Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 1, 2012
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin 54220
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw
Phone: 1-866-648-8133
Email: paper@investorelections.com

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect three directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To approve the Company’s Short-Term Incentive Plan.

3.	To approve an amendment to the Company’s 2003 Incentive Stock and Awards Plan.

4.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

5.	To consider an advisory vote to approve the compensation of our named executive officers.

6.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 29, 2012, are cordially invited to attend and are entitled to vote at the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or the email address noted above.

By Order of the Board of Directors

MAURICE D. JONES

Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

PROXY STATEMENT

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 1, 2012, at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 22, 2012.

On February 29, 2012, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 132,059,292 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

For this year’s Annual Meeting, the Company has elected to use the Securities and Exchange Commission’s (“SEC”) “Notice and Access” model for distribution of proxy materials. Accordingly, all proxy materials for the 2012 Annual Meeting, including this Proxy Statement, are available on the Internet. All shareholders have been separately provided with an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that notice, the proxy materials, including this Proxy Statement and the Annual Report to Shareholders, are available online at www.proxydocs.com/mtw. Also as indicated in that notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that notice on or before April 23, 2012 to facilitate timely delivery.

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees, FOR approval of the Company’s Short-Term Incentive Plan, FOR approval of the amendment to the Company’s 2003 Incentive Stock and Awards Plan, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the Notice and Access rules, but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

We remind you that your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve the compensation of the Company’s named executive officers. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2:    Approval of the Company’s Short-Term Incentive Plan.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for approval and ratification of the Company’s Short-Term Incentive Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval of the Company’s Short-Term Incentive Plan.

Proposal 3:    Approval of Amendment to the Company’s 2003 Incentive Stock and Awards Plan.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for approval of the amendment to the Company’s 2003 Incentive Stock and Awards Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval of the amendment to the Company’s 2003 Incentive Stock and Awards Plan.

Proposal 4:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

Proposal 5:    Advisory vote to approve the compensation of our named executive officers.    The affirmative vote of a plurality of the votes cast on the proposal by the holders of shares entitled to vote in the election at the meeting at which a quorum is present is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

The Board of Directors recommends a vote: “FOR” the election of the three directors named in the proposal; “FOR” approval of the Company’s Short-Term Incentive Plan; “FOR” approval of the amendment to the Company’s 2003 Incentive Stock and Awards Plan; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and “FOR” approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The names of the nominees to the Board are set forth below, along with additional information regarding each nominee and the other directors continuing in office. If elected, Ms. Egnotovich and Messrs. Armes and Packard will each hold office for a three-year term expiring in the year 2015, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, he/she will resign from the Board at the first Annual Meeting held after reaching that age. Therefore, because Mr. Virgis W. Colbert reached the age of 72 during this past year, he was not nominated for re-election to the Board and his service as a director of the Company will end as of the date of the Annual Meeting on May 1, 2012. The Company expresses appreciation to Mr. Colbert for his many years of dedicated service on the Board.

The election will be determined by a plurality of the votes duly cast. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The three nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

As also explained in the Corporate Governance Committee Report, in identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

A description of the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the nominees and each of the directors continuing in office should serve, or continue to serve, as a director of the Company follows the biographical information of each nominee and continuing director below.

The Board of Directors Recommends Election of the Three Nominees Whose Names Follow

All three nominees were recommended to the Board by the Corporate Governance Committee, and all three are incumbent directors.

Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in the Year 2015

Roy V. Armes, age 59, has been a director of the Company since 2010 and currently serves as Chairman of the Company’s Corporate Governance Committee. Mr. Armes serves as the Chairman of the Board (12/07 to present) and President and Chief Executive Officer (01/07 to present) of Cooper Tire & Rubber Company (NYSE: CTB). Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light and medium truck, motorcycle and racing tires. Prior to joining Cooper Tire & Rubber Company, Mr. Armes was employed at Whirlpool Corporation, a manufacturer and marketer of major home appliances, for 31 years, serving in positions of increasing responsibility, including, Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Italy).

Mr. Armes brings great experience to the Company’s Board with over 35 years of extensive senior executive experience at two global manufacturing companies. He has extensive experience in engineering, manufacturing, technology, global procurement, sales and marketing and international operations management. He also served as a board member of JLG Industries (2002-2006). This experience together with Mr. Armes education and board member experience qualify him to serve on the Company’s Board of Directors.

Cynthia M. Egnotovich, 54, has been a director of the Company since 2008 and currently serves as Chairwoman of the Company’s Compensation Committee. Ms. Egnotovich is the Vice President (2002 to present) of Goodrich Corporation (NYSE: GR) and Segment President, Nacelles and Interior Systems (2007 to present) of Goodrich Corporation. Goodrich is a leading aerospace manufacturer located in Charlotte, NC. Ms. Egnotovich previously served as Segment President, Engine Systems (2005 to 2007); Segment President, Electronic Systems (2003 to 2005); and Segment President, Engine and Safety Systems (2002 to 2003), all at Goodrich Corporation. Previous to 2002, Ms. Egnotovich held other positions of increasing responsibility since joining Goodrich in 1986.

Ms. Egnotovich brings accounting, financial controls and management experience to The Manitowoc Company’s Board of Directors. Ms. Egnotovich’s financial controls and accounting expertise had its foundation when she served as a financial analyst and then controller of a division of Goodrich. From there she moved to other positions of increasing responsibility, serving as president of various business segments within Goodrich, including her current position as Segment President, Nacelles and Interior Systems. Her background and experience in finance, accounting and senior management in various segments of a large manufacturing company make her well-suited to serve on The Manitowoc Company’s Board of Directors.

James L. Packard, 69, has been director of the Company since 2000 and currently serves as a member of the Company’s Compensation and Audit Committees. He most recently served as Chairman of the Company’s Compensation Committee for six years from May 2005 to May 2011. He also previously served as a member of the Company’s Audit Committee. He served as Executive Chairman (4/05 to 12/06), Chairman of the Board (1986 to 4/05), President (1980-2002) and Chief Executive Officer (1984-2005) of Regal-Beloit Corporation (NYSE: RBC). Regal-Beloit Corporation is a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He is also a director of Clarcor, Inc. (NYSE: CLC), located in Nashville, TN (where he serves as chairman of the governance committee), First National Bank and Trust, located in Beloit, WI, United Plastic Group, located in Oak Brook, IL, Douglas Dynamics, Inc. (NYSE: PLOW), located in Milwaukee, WI, and ABC Supply Co. Inc, located in Beloit, WI.

Mr. Packard also served on the Boards of two other publicly-traded companies: Elco Corporation, and Gehl Corporation. Mr. Packard served on the Board of Governors of the American Stock Exchange (“AMEX”) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with The National Association of Securities Dealers (“NASD”). After the merger he served as a member of the Listing and Hearing Review Council of the NASD. Mr. Packard’s over 26 years of experience in senior management of a publicly traded company, his many years of service on several boards of directors and committees, including his experience with AMEX and NASD, has given him valuable insight and well-qualifies him to serve on the Board of Directors of The Manitowoc Company.

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in the Year 2013

Kenneth W. Krueger, 55, has been a director of the Company since 2004 and currently serves as Chairman of the Company’s Audit Committee. He previously served as a member of both the Audit Committee and the Compensation Committee. Mr. Krueger was the former Chief Operating Officer (5/06 to 8/09) and Executive Vice President (12/05 to 5/06) of Bucyrus International, Inc., a global leader in mining equipment manufacturing headquartered in South Milwaukee, WI (Bucyrus, formerly listed on NASDAQ: BUCY, was acquired by Caterpillar Inc.). Mr. Krueger also was the former Sr. Vice President and Chief Financial Officer (8/00-6/05) of A. O. Smith Corporation (NYSE: AOS), a global manufacturer of water heaters in Milwaukee, WI and the former Vice President Finance (7/99-8/00) and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group, Eaton Corporation, Cleveland, OH (NYSE: ETN). Mr. Krueger also serves as a director of Douglas Dynamics, Inc. (NYSE: PLOW) located in Milwaukee, WI.

Mr. Krueger joined The Manitowoc Company’s Board in 2004 with significant financial and accounting experience. At the time of Mr. Krueger’s appointment to the Board, he was serving as Senior Vice President and Chief Financial Officer of A.O. Smith Corporation. His experience and background in finance and accounting in a publicly traded manufacturing company made Mr. Krueger a strong candidate for the Board during a period when Sarbanes-Oxley legislation brought increased focus to accounting, auditing and internal controls. Since joining the Company’s Board, Mr. Krueger’s experience and skills expanded as a result of his service as an executive vice president and then as chief operating officer of Bucyrus International, Inc. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, added to his experience in accounting and finance, makes him a valued adviser as a member of the Company’s Board of Directors and as the current Chairman of the Audit Committee.

Robert C. Stift, 70, has been a director of the Company since 1998 and currently serves as a member of the Company’s Audit Committee and Corporate Governance Committee. He served as chairman of the Company’s Audit Committee for six years from May of 2005 to May of 2011. Previous to that he also served as a member of the Corporate Governance Committee and the Compensation Committee. Mr. Stift is the retired Chairman, President and Chief Executive Officer (3/00-12/01) of Strategic Industries, LLC, located in Edison, NJ, a manufacturer of industrial and consumer products.

Mr. Stift has many years of experience in senior management positions, having served as Group Vice President, Industrial Products, with Hanson Industries. Mr. Stift came to The Manitowoc Company’s Board with specific relevant experience in the cranes and lifting equipment industry, having served for many years as the chief executive officer of Grove Worldwide, a competitor of The Manitowoc Company’s crane segment. Subsequent to his tenure with Grove, Grove was acquired by The Manitowoc Company. Mr. Stift’s experience has also given him significant exposure to the multiple issues faced by a large manufacturing company. He puts that experience and expertise to use as he serves as a member of the Company’s Audit and Corporate Governance Committees.

Terms Expiring at the Annual Meeting to be Held in the Year 2014

Donald M. Condon, Jr., 62, has been a director of the Company since 2010 and serves on the Company’s Audit Committee and Compensation Committee. Mr. Condon is the Senior Vice President (2006 to present), Olefins and Corporate Business Development for Westlake Chemical Corporation (NYSE: WLK). Westlake Chemical Corporation owns and operates facilities for the manufacture of petrochemicals, plastics, and fabricated plastic products and is headquartered in Houston, TX. Prior to joining Westlake, Mr. Condon was Managing Director and Chief Executive Officer of Titan Chemicals Corp. Bhd. (2003 to 2006), one of the largest industrial companies on the Malaysian Stock Exchange (Bursa, Malaysia), which he led when it went public in 2005. Mr. Condon continued to serve as a director of Titan until November 2010. Prior to joining Titan, Mr. Condon was President and General Manager of Conoco Energy Ventures, Inc. (1998 to 07/03) and held other positions of increasing responsibility with major energy and manufacturing companies.

Mr. Condon’s more than 35 years of senior executive and board experience in management, finance, strategy and corporate development in the chemical and energy industries make him a valuable contributor to The Manitowoc Company’s Board of Directors. Mr. Condon also currently serves as a board member of Cypress Interstate Pipeline LLC (a private company) and a member of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison. His executive and board member experience is augmented by the extensive international experience and by his educational degrees in economics, finance and personnel management.

Keith D. Nosbusch, 61, has been a director of the Company since 2003 and serves as a member of the Company’s Corporate Governance and Audit Committees. He served as chairman of the Company’s Corporate Governance Committee for six years from May 2005 to May 2011. Previous to that he also served as a member of the Company’s Compensation Committee. Mr. Nosbusch is the current Chairman (2/05 to present), President and Chief Executive Officer (2/04 to present) of Rockwell Automation, Inc. (NYSE: ROK). Rockwell Automation, Inc. is a leading global provider of industrial automation power, control and information solutions, headquartered in Milwaukee, WI. Mr. Nosbusch is also a director of Rockwell Automation, Inc. (2/04 to present). He previously served as President, Control Systems, a business unit of Rockwell Automation, Inc., and Senior Vice President of Rockwell Automation, Inc. (11/98-2/04).

As the current Chairman, President and Chief Executive Officer of Rockwell Automation, Inc., the experience that Mr. Nosbusch brings to The Manitowoc Company Board of Directors is very valuable. Mr. Nosbusch rose through management at Rockwell Automation having served in various positions including president of its control systems business unit. His current position as Chairman and CEO of Rockwell Automation gives him constant exposure to the issues facing leadership of a publicly-traded manufacturing company, including managing, monitoring and assessing enterprise risk and corporate governance. Mr. Nosbusch draws on his background and his real-time experience in advising the Company as a member of our Board of Directors.

Glen E. Tellock, 51, is the Chairman of the Board and the President and Chief Executive Officer of The Manitowoc Company, Inc. (May 2007 to present). He has been a director of the Company since 2007. He previously served as Senior Vice President (1999-2007), President of the Manitowoc Crane Group (2002-2007) and Chief Financial Officer (1999-2002) of the Company. Mr. Tellock also serves as an Emeritus Board member of the University of Wisconsin-Madison School of Business Dean’s Advisory Board, board member and former Chairman of the Association of Equipment Manufacturers (AEM), and a board member of Astec Industries, Inc. (NASDAQ: ASTE); he also serves on the Astec Industries, Inc.’s Audit Committee.

Mr. Tellock’s day-to-day leadership of The Manitowoc Company provides an invaluable contribution to the Company’s Board of Directors. Mr. Tellock joined the Company in 1991 as Director of Accounting, was promoted to Controller, then to Vice President of Finance and Treasurer and soon thereafter became the Senior Vice President and Chief Financial Officer of the Company. Mr. Tellock’s advancement in the Company continued as he was named as President of the Company’s crane segment in 2002. He served in that role until he was named the Chief Executive Officer in 2007. Mr. Tellock’s over 20-year history with the Company in accounting, financial and operational roles, coupled with his service as a board member of another publicly-traded company as well as his service and leadership with manufacturing/industry associations, qualify Mr. Tellock for his role as Chairman of the Board.

PROPOSAL 2 — APPROVAL OF THE COMPANY’S

SHORT-TERM INCENTIVE PLAN

The Company’s Short-Term Incentive Plan (the “Short-Term Incentive Plan” or “STIP”) was approved by the Company’s shareholders at the 2007 Annual Meeting of the Shareholders held on May 1, 2007. The Board of Directors has recommended that the Short-Term Incentive Plan be submitted to shareholders for approval for use in 2012 and future years, in particular so that amounts awarded under the Short-Term Incentive Plan continue to qualify as “performance-based compensation” under the exception to the limitations of Section 162(m) of the Internal Revenue Code (the “Code”) for the next five years.

Any amendments to the Short-Term Incentive Plan since last being approved by the shareholders in 2007 have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Short-Term Incentive Plan is not being further amended with this proposal.

General

The Short-Term Incentive Plan is a bonus plan applicable to, among others, the Company’s executives who are, or are expected to be, “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code. This generally includes the chief executive officer and the other four highest paid officers of the Company. The Company intends that, upon approval of the Short-Term Incentive Plan by the shareholders, any amounts payable under the Short-Term Incentive Plan to covered employees would continue to be fully deductible by the Company and not limited by Section 162(m) of the Code.

Section 162(m) of the Code generally limits the allowable deduction for compensation payable to the employees of a publicly-held corporation to $1,000,000 per year. There are certain exceptions from this dollar limitation, however, including an exception for qualified performance-based compensation. The Short-Term Incentive Plan is designed so that amounts awarded under it will qualify as performance-based compensation if the Short-Term Incentive Plan is approved by shareholders. If the Short-Term Incentive Plan is not approved by the shareholders at the 2012 Annual Meeting, compensation to covered employees under the Short-Term Incentive Plan will not qualify as performance-based compensation under Section 162(m) and therefore will not be fully deductible by the Company. In that case, the Short-Term Incentive Plan will not apply to any covered employees as defined in Section 162(m).

The following description of the material provisions of the Short-Term Incentive Plan is qualified in its entirety by reference to the terms of the Short-Term Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Purpose of the Short-Term Incentive Plan

The purpose of the Short-Term Incentive Plan is to provide a system of incentive compensation to promote the maximization of shareholder value. The Short-Term Incentive Plan ties incentive compensation to Economic Value Added (“EVA®”) and, thereby, rewards participants for creating value for the Company.

Administration of the Short-Term Incentive Plan

Full power and authority to interpret and administer the Short-Term Incentive Plan is vested in the Compensation Committee. The Compensation Committee may make such decisions and adopt such rules and regulations for implementing the Short-Term Incentive Plan as it deems appropriate for any participant under the Short-Term Incentive Plan. Any decision made by the Compensation Committee arising out of or in connection with the construction, administration, interpretation and effect of the Short-Term Incentive Plan is final, conclusive and binding upon all participants and any person claiming under or through them. With respect to participants who are not officers of the Company, the Compensation Committee may delegate its authority to the Company’s Senior Vice President-Human Resources & Administration.

Eligible Employees

Each year, the Compensation Committee selects the eligible participants from among the salaried employees of the Company and its affiliates. For 2012, approximately 2,530 eligible employees have been selected for participation in the Short-Term Incentive Plan as of the date of this Proxy Statement.

In order to receive a benefit, the eligible employee must remain employed through the end of the calendar year or have terminated employment:

•	after the earlier of attaining age 60 or at or after attaining a combination of age and years of service with the Company equal to 80;

•	due to disability; or

•	due to death.

Bonus Amounts

Bonuses payable under the Short-Term Incentive Plan are determined based on improvements in EVA®, which is a technique developed by Stern Stewart & Co., a financial consulting firm based in New York, that measures the economic profit generated by a business. EVA® is equal to the difference between:

•

net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as bad debt and inventory reserve expenses, research and development costs and goodwill; and

•	a capital charge, defined as capital employed times the weighted average cost of capital.

Participants have target bonus levels ranging from 5% to 110% of base salary (the Plan allows for annual target bonus levels up to 150% of salary and annual maximum potential awards of up to $3 million). It is intended that the assignment of a particular classification corresponds with a participant’s relative effect on the

Company’s performance. For covered officers, base salary is determined as of the applicable February meeting of the Compensation Committee, regardless of subsequent pay increases and/or promotions during the remainder of the year. The Compensation Committee determines the target bonus level for all officers and the Senior Vice President of Human Resources & Administration determines the level for others.

Under the Short-Term Incentive Plan, bonuses are awarded to each Short-Term Incentive Plan participant based on the improvement in EVA® for the participant’s business unit (Corporate, Foodservice Group or Crane Group). To measure the improvement (or deterioration) in EVA®, an EVA® target is set yearly for each business segment. The target EVA® for 2011 was based on the prior fiscal year’s actual EVA® paid (i.e., not to exceed the maximum amount of EVA® necessary to earn a maximum incentive payout in the prior year) plus the expected improvement in EVA® for the current fiscal year. The target EVA® varies among the various business units (the participating groups) and is based upon the prior year’s actual EVA® plus the expected improvement in EVA® for the current fiscal year. The covered officers are in either the Corporate, Crane Group, Foodservice Group or a combination of Corporate and one of the other two groups. The Short-Term Incentive Plan also sets forth a maximum EVA® that can be earned, which is determined by the actual EVA® achieved in the previous year, plus the expected improvement in EVA® and an amount equal to 100% of the leverage factor for the current year. The leverage factor is the amount of EVA® above the target EVA® that must be achieved before an incentive award of two times the target incentive award percentage is earned, or stated in the converse, it is the minimum amount of EVA® below the target EVA® that would result in a zero incentive award being earned. The expected improvement and leverage factors are calculated and recalibrated no less than every three years. If the actual EVA® for a given year is in excess of the target EVA® for the year, the bonus calculation will produce an amount in excess of the participant’s target bonus. Awards earned under the Short-Term Incentive Plan can range from 0% to 200% of the target award opportunity for a particular job classification based on actual EVA® results versus the target EVA® for the year.

In fiscal year 2011, the performance of the Company and its business segments resulted in Short-Term Incentive Plan compensation for eligible Short-Term Incentive Plan participants ranging from 107.9% to 124.2% of their targets. Given the base salary amounts and the target award levels for the covered officers, the maximum amount payable under the Short-Term Incentive Plan to any one participant for 2012 may not exceed $2,123,000.

Amendment and Termination

The Board of Directors may amend or terminate the Short-Term Incentive Plan at any time. This includes the ability to increase the cost of the Short-Term Incentive Plan.

New Plan Benefits

Because the amounts to be received under the Short-Term Incentive Plan can only be determined after the end of the year based on the actual performance of the Company and its business units, it is not possible to state the benefits that will in fact be received by participants under the Short-Term Incentive Plan. The following table shows the dollar amount of the award payments under the Short-Term Incentive Plan for the 2011 performance year (non-employee directors are not eligible to participate in this plan):

Short-Term Incentive Plan Benefits

Name and Position	2011 Award
Glen E. Tellock, Chairman and Chief Executive Officer	$1,137,400
Carl J. Laurino, Senior Vice President, CFO & Treasurer	$318,553
Eric P. Etchart, President, Manitowoc Crane Group	$377,608
Michael J. Kachmer, President, Manitowoc Foodservice Group	$352,506
Thomas G. Musial, SVP, HR & Administration	$313,027
Named executive officer group	$2,499,049
All Plan participants excluding named executive officers	$26,417,860

Required Vote

The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for approval and ratification of the Company’s Short-Term Incentive Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval of the Company’s Short-Term Incentive Plan.

The Board of Directors recommends a vote “FOR” approval of the Short-Term Incentive Plan. Proxies solicited by the Board of Directors will be voted “FOR” approval of the Short-Term Incentive Plan unless the shareholder has specified otherwise.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE

2003 INCENTIVE STOCK AND AWARDS PLAN

The 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”) was approved by the Company’s shareholders at the 2010 Annual Meeting of the Shareholders held on May 4, 2010. The 2003 Stock plan is being submitted to the shareholders to approve an amendment to the 2003 Stock Plan; the Board adopted the amendment, subject to shareholder approval, on February 29, 2012.

Proposed Amendment

The 2003 Stock Plan provides that the Compensation Committee may from time to time grant Performance Units and/or Performance Shares, upon the attainment of one or more specified Performance Goals. Performance Goals are performance measures based on one or more business criteria or metrics established by the Compensation Committee from time to time. The definition of Performance Goals includes a list of relevant business criteria or metrics. The Board of Directors desires to amend the 2003 Stock Plan specifically to include in the list of business criteria or metrics to which Performance Goals may relate, the following metrics: total shareholder return, dividends, and debt. While the Company believes that these criteria or metrics might be subsumed in the existing list of criteria or metrics, the Company desires to make sure that there is no question as to the ability to use these metrics. The Company believes that these metrics are supported by the investment community, and the Company desires to use Performance Goals that may relate to one of more of these criteria/metrics from time to time. Accordingly, we ask your approval FOR this amendment by voting in favor of the following resolution:

RESOLVED, that the definition of “Performance Goals” in the 2003 Incentive Stock and Awards Plan is hereby amended, effective January 1, 2012, to include the following metrics: total shareholder return, dividends and debt, such that the definition of Performance Goals under the 2003 Incentive Stock and Awards Plan, will now read:

(r) “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Subsidiaries or other business units: revenue; cash flow; total shareholder return; dividends; debt; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; and/or in the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), such other goals as the Committee may establish in its discretion.

If the amendment is not approved by shareholders, the 2003 Stock Plan will remain unchanged.

There have been no other amendments to the 2003 Stock Plan since it was last approved by the shareholders in 2010. The Company is not seeking at this time to increase the number of shares of Common stock available for awards under the 2003 Stock Plan in connection with this submission to shareholders for approval. Subsequent to approval by the shareholders in 2010, the number of shares of Common Stock available for issuance pursuant to awards under the 2003 Stock Plan has not been increased.

Award Types

The 2003 Stock Plan provides for both short-term and long-term incentive awards. Stock-based awards may take the form of stock options (“Options”), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”), or performance share awards (“Performance Shares”). Performance unit awards (“Performance Units”) are measured in monetary units. Options, SARs, Restricted Stock, Performance Units and Performance Share awards are sometimes collectively referred to as “Stock Plan Awards” and the Common Stock of the Company is sometimes referred to as the “shares.”

Material Terms of the 2003 Incentive Stock and Awards Plan

The following summary description of the 2003 Stock Plan is subject in all respects to the full text of the 2003 Stock Plan as amended to date, a copy of which is attached to this Proxy Statement as Appendix B.

Purpose and Eligibility

The 2003 Stock Plan is designed to attract and retain executives, key employees, consultants and advisors of outstanding training, experience and ability; increase shareholder value; provide motivation by means of performance-related incentives to achieve performance goals; and enable participants to share in the growth and financial success of the Company. The Committee may grant Stock Plan Awards to such officers, key employees, consultants or advisors of the Company or any of its affiliates as it selects. Persons selected to receive Stock Plan Awards are sometimes collectively referred to as “Participants.”

Stock Subject to the Plan

After adjustment as a result of stock splits subsequent to the date the 2003 Stock Plan was approved in 2003, the total number of shares of the Company’s Common Stock originally available for awards under the 2003 Stock Plan was 12,000,000 all of which may be issued as incentive stock options. As of February 29, 2012 (the record date for this Annual Meeting), the number of shares remaining available for awards under the 2003 Stock Plan is 2,817,080 subject to adjustment for stock splits, stock dividends and certain other transactions or events. As to awards that are Restricted Stock, Performance Units, or Performance Shares that are paid in shares or the value of which is based on the fair market value of shares, the Company may not issue or make payment as to more than 4,000,000 shares in the aggregate. As of February 29, 2012, the number of shares remaining available for award under this “sublimit” is 1,963,032. The number of shares reserved for issuance under the 2003 Stock Plan is reduced only by the net number of shares delivered in payment or settlement of awards. If any shares subject to grant under The Manitowoc Company, Inc. 1995 Stock Option Plan again become available for grant while that plan remains in effect, but after the effective date of the 2003 Stock Plan, those shares will be available for grant under the 2003 Stock Plan and will not be available for grant under the prior plan.

In any fiscal year during any part of which the 2003 Stock Plan is in effect, no Participant may receive awards of Options, with or without any related SARs, or SARs not related to Options, for more than 1,200,000 shares; awards of Restricted Stock of more than 800,000 shares; awards of Performance Shares relating to more than 800,000 shares; awards of Performance Units with a designated dollar value that exceeds $3,000,000 and/or awards of Performance Units the value of which is based on the fair market value of shares relating to more than 800,000 shares. In each case the maximum number of shares is subject to adjustment for stock splits, stock dividends and certain other transactions and events.

Administrator

The Compensation Committee of the Company’s Board of Directors, or any successor committee with similar authority which the Board may appoint, which in either case consists of not less than two members of the Board who meet the “outside” director requirements of Section 162(m) of the Code and the “non-employee director” requirements of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”) (either referred to as the “Committee”) will administer the 2003 Stock Plan. The 2003 Stock Plan authorizes the Committee to establish rules and regulations as it may deem appropriate for the proper administration of the 2003 Stock Plan, to make determinations under and interpretations of the 2003 Stock Plan, and to take other steps in connection with the 2003 Stock Plan and awards under it as it may deem necessary or advisable, in each case in its sole discretion. The Board may also exercise any authority granted to the Committee except to the extent that the grant or exercise of authority by the Board would cause any qualified performance-based award to cease to qualify for exemption under Code Section 162(m).

The Committee may delegate any or all of its powers and duties under the 2003 Stock Plan, including its authority to make awards under the 2003 Stock Plan or to grant waivers of 2003 Stock Plan conditions to one or more other committees as it shall appoint provided the Committee may not delegate its authority to act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or the liability provisions of Section 16(b) of the Exchange Act; or amend or modify the 2003 Stock Plan.

Options

The Committee may from time to time grant Options to Participants. Each Option will be a nonqualified stock option unless the Committee at the time of grant designates the Option as an “incentive stock option” as such term is defined in Section 422 of the Code (“ISO”). The Committee will determine the per share option price which will be not less than the fair market value of the Company’s Common Stock on the date of the grant of the Option. The Committee will determine the term of each Option. The term of an Option, however, may not exceed a period of ten (10) years from the date of its grant.

An Option will be exercisable at such times and subject to such conditions as the Committee shall determine, subject to the 2003 Stock Plan. Notwithstanding any vesting restrictions on the exercise of an Option, an Option shall be fully exercisable upon a Participant’s termination of employment due to death or disability (as defined in the Company’s long-term disability program). Unless the Committee shall provide otherwise, the Participant may make any payment for shares purchased upon exercise of an Option in cash, by delivery of shares of the Company’s Common Stock which have been beneficially owned by the Participant for at least six months or by a combination of cash and stock, at the election of the Participant. The Committee may also permit payment through a cashless exercise executed through a broker.

Options that are ISOs may be exercised no later than three months after termination of employment by reason of death, early or normal retirement or total and permanent disability. The aggregate fair market value of the stock for which an ISO is exercisable for the first time by a Participant during any calendar year under the 2003 Stock Plan, or any other plan of the Company or any subsidiary, may not exceed $100,000. To the extent the fair market value of the shares attributable to ISOs first exercisable in any calendar year exceeds $100,000, the excess portion of the ISO will be treated as a nonqualified option.

SARs

The Company may from time-to-time grant SARs to Participants in tandem with Options or separate from any Option granted under the 2003 Stock Plan. SARs entitle the Participant to receive an amount equal to the excess of the fair market value of one share of the Company’s Common Stock on the date of exercise over the per share grant or option price multiplied by the number of shares in respect of which the Participant exercises the SARs. If the Committee grants SARs independent of an Option, the grant price of the SARs will be not less than the fair market value of a share of the Company’s Common Stock on the date of grant multiplied by the number of shares subject to the SARs. Upon exercise of SARs, the Company may pay the Participant in cash, Company Common Stock or a combination of stock and cash.

In the case of a SAR issued in tandem with an Option, the total number of shares of the Company’s Common Stock which a Participant may receive upon exercise of a SAR for stock may not exceed the total number of shares subject to the related Option or portion of Option. The total amounts of cash which a Participant may receive upon exercise of a SAR for cash may not exceed the fair market value on the date of exercise of the total number of shares subject to the related Option or portion of Option.

With respect to Options issued in tandem with SARs, the right of a Participant to exercise the SAR will be cancelled if and to the extent the Participant exercises the related Option, and the right of a Participant to exercise an Option will be cancelled if and to the extent the Participant exercises the related SAR.

SARs shall be exercisable at such times and subject to such conditions as the Committee shall determine, subject to the 2003 Stock Plan. Notwithstanding any restrictions on the exercise of SARs, SARs held by a Participant as of the Participant’s termination of employment due to death or disability (as defined in the Company’s long-term disability program) shall be fully exercisable.

Restricted Stock

The Committee may from time to time grant shares of Restricted Stock to Participants. Restricted Stock means shares that are subject to a risk of forfeiture and/or restrictions on transfer, as determined by the Committee, which may lapse upon the achievement or partial achievement of Performance Goals (described below) during the restriction period. An award of Restricted Stock that requires the achievement of Performance Goals must have a restriction period of at least one year and an award of Restricted Stock that is not subject to Performance Goals must have a restriction period of at least three years. Upon a Participant’s death or disability (as defined in the Company’s long-term disability program), restrictions on Restricted Stock shall be accelerated and all of the applicable Performance Goals shall be deemed to have been achieved.

Performance Units and Performance Shares

The Committee may from time to time grant Performance Units and/or Performance Shares under the 2003 Stock Plan to Participants. A Performance Unit is the right to receive incentive compensation up to the amount described in a Participant’s award agreement, upon the attainment of one or more specified Performance Goals, subject to the terms and conditions of the award agreement and the 2003 Stock Plan. A Performance Share is the right to receive shares up to the amount described in a Participant’s award agreement, upon the attainment of one or more specified Performance Goals, subject to the terms and conditions of the award agreement and the 2003 Stock Plan. Performance Goals are a performance measure that will be based upon one or more of the following business criteria (as amended subject to shareholder approval) which the Committee establishes with respect to the Company and/or any of its subsidiaries or a division, business unit or component of the Company or a subsidiary: revenue; cash flow; total shareholder return, dividends, debt, net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; and/or in the case of awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), such other goals as the Committee may establish in its discretion.

Upon a Participant’s termination of employment due to death or disability (as defined in the Company’s long-term disability program), however, all Performance Goals applicable to Performance Shares or Performance Units held by the Participant as of such termination of employment shall be deemed to have been achieved.

Stock Plan Awards to Participants Employed in Foreign Countries

The Committee may from time to time grant Stock Plan Awards to Participants employed in foreign countries. The Committee may provide for special terms, include cash payments and other substitutes for the previously described awards under the 2003 Stock Plan for Participants who are foreign nationals or who are employed outside the United States of America to accommodate differences in local law, tax policy or custom. In accordance with these, the Committed adopted an addendum in 2002 to govern the grant of awards to employees of any direct or indirect French subsidiaries of the Company.

Conditions to Payment of 2003 Stock Plan Awards

Subject to the terms of the 2003 Stock Plan, the Committee may waive any restrictions or conditions applicable to any Stock Plan Award or the exercise of an award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to an award by mutual agreement between the Committee and the Participant or any other person with an interest in the award, so long as any amendment or modification does not increase the number of shares issuable under the 2003 Stock Plan, as adjusted for stock splits, stock dividends, and certain other transactions or events affecting the Company’s Common Stock.

The Committee has sole discretion to alter selected Performance Goals subject to shareholder approval to the extent required to qualify an award for the performance-based exemption provided by Code Section 162(m) and, if the Committee determines advisable, to grant an award which does not qualify for that exemption.

The Committee’s authority to administer the 2003 Stock Plan and modify or amend Stock Plan Awards extends beyond the termination date of the 2003 Stock Plan. Except for adjustments due to stock splits, stock dividends, and certain other transactions and events the Committee may not decrease the exercise price for any outstanding Option or SAR after its grant date or allow a Participant to surrender an outstanding Option or SAR granted under this plan to the Company as consideration for the grant of a new Option or SAR with a lower exercise price.

The Committee will make appropriate arrangements for payment of any taxes and other amounts required to be withheld by federal, state or local law prior to distribution of cash, stock or other stock-based awards to any Participant. The Committee may permit, in accordance with its rules, a Participant to pay all or a portion of withholding taxes arising in connection with an award by electing to have the Company withhold shares received in connection with the award, tendering back to the Company any shares received in connection with the award, or delivering other previously owned shares, in each case having a fair market value equal to the amount to be withheld.

Transferability of Awards, Options and SARs

No Stock Plan Awards may be transferred, pledged, assigned or otherwise disposed of by a Participant except as permitted by the 2003 Stock Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution. The 2003 Stock Plan permits transfers of Awards to the spouse, children, or grandchildren of a Participant, or to trusts or partnerships for their benefit, under certain circumstances.

Change of Control

Unless the Committee determines otherwise at the time of grant of an award or otherwise provides a result more favorable to holders of awards, upon the occurrence of a Change of Control (described below):

•

Each holder of an Option shall have the right to exercise the Option in full whether or not the Option was already exercisable and shall have the right to receive, in exchange for the surrender of the Option, an amount of cash equal to the excess of the Change of Control price (described below) of the shares covered by the Option that is surrendered over the exercise price of such shares under the award;

•

Restricted Stock that is not then vested shall vest upon the date of the Change of Control and each holder of such Restricted Stock shall have the right to receive, in exchange for the surrender of such Restricted Stock, an amount of cash equal to the Change of Control price of such Restricted Stock;

•

Each holder of a Performance Share and/or Performance Unit for which the performance period has not expired shall have the right to receive, in exchange for the surrender of the Performance Share and/or Performance Unit, an amount of cash equal to the product of the value of the Performance Share and/or Performance Unit and a fraction the numerator of which is the number of whole months which have elapsed from the beginning of the performance period to the date of the Change of Control and the denominator of which is the number of whole months in the performance period. Each holder of a Performance Share and/or Performance Unit that has been earned but not yet paid shall receive an amount of cash equal to the value of the Performance Share and/or Performance Unit. All annual incentive awards that are earned but not yet paid shall be paid, and all annual incentive awards that are not yet earned shall be deemed to have been earned pro rata, as if the Performance Goals are attained as of the effective date of the Change of Control, by taking the product of the Participant’s maximum award opportunity for the fiscal year, and a fraction, the numerator of which is the number of full or partial months that have elapsed from the beginning of the fiscal year to the date of the Change of Control and the denominator of which is twelve (12). For this purpose, the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit for which the value is equal to the fair market value of shares, shall be based on the Change of Control price.

The Change of Control price means the highest of the following: (i) the fair market value of the shares, as determined on the date of the Change of Control; (ii) the highest price per share paid in the Change of Control transaction; or (iii) the fair market value of the shares, calculated on the date of surrender of the relevant award in response to the Change in Control transaction, but this clause shall not apply if in the Change of Control transaction, or pursuant to an agreement to which the Company is a party governing the Change of Control transaction, all of the shares are purchased for and/or converted into the right to receive a current payment of cash and no other securities or other property.

Change of Control means the occurrence of any one of the following:

•

Any person (other than an employee benefit plan of the Company or of any subsidiary of the Company and fiduciaries and certain other parties related to any of these plans) becomes the beneficial owner of securities of the Company representing at least 30% of the combined voting power of the Company’s then outstanding securities;

•

The Company is merged or consolidated with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

•

The Company or any subsidiary sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds fifty percent (50%) of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where shareholders of the Company retain ownership of the transferred assets proportionate to their pro rata ownership interest in the Company shall not be a “Change of Control”;

•	The Company dissolves and liquidates substantially all of its assets;

•

At any time when the “Continuing Directors” cease to constitute a majority of the Board. For this purpose, a “Continuing Director” shall mean the individuals who, at the effective date of this plan, constitute the Board and any new Directors (other than Directors designated by a person who has entered into an agreement with the Company to effect a Change in Control transaction) whose appointment to the Board or nomination for election by Company shareholders was approved by a vote of at least two-thirds of the then-serving Continuous Directors; or

•

A determination by the Board, in view of then current circumstances or impending events, that a Change of Control of the Company has occurred, which determination shall be made for the specific purpose of triggering operative provisions of this Plan.

Amendment, Termination

The Board of Directors of the Company may, from time to time, amend or modify the 2003 Stock Plan or any outstanding award under the 2003 Stock Plan as necessary or desirable to implement 2003 Stock Plan Awards or may terminate the 2003 Stock Plan or any provision of the 2003 Stock Plan subject to the following limitations:

•

Shareholders must approve any amendment of the 2003 Stock Plan if required by the rules and/or regulations promulgated under Section 16 of the Exchange Act (for this plan to remain qualified under Rule 16b-3), the Code or any rules promulgated under it (to allow for incentive stock options to be granted under the 2003 Stock Plan or to enable the Company to comply with the provisions of Code Section 162(m) so that the Company can deduct compensation in excess of the limitation set forth in that Code Section), or the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which the shares are then traded (to maintain the listing or quotation of the shares on that exchange); and

•

Shareholders must approve any of the following plan amendments: an amendment to materially increase any number of shares available for granting awards (except as such number may be adjusted for stock splits, stock dividends, and certain other transactions and events) and an amendment to shorten the restriction periods specified in the 2003 Stock Plan applicable to awards of Restricted Stock, or an amendment to the prohibition on re-pricing of Options or SARs also included in the 2003 Stock Plan.

No amendment to or termination of the 2003 Stock Plan or any provision of the 2003 Stock Plan and no amendment of any outstanding award may, without the consent of the Participant, adversely affect any outstanding award under the 2003 Stock Plan.

Federal Income Tax Consequences

The Federal income tax consequences described in this Section are based on laws and regulations in effect on the date of this Proxy Statement and future changes in those laws and regulations may affect the tax consequences described below. No discussion of state income tax treatment or income tax treatment under any foreign jurisdiction has been included.

Nonqualified Stock Options

Options granted under the 2003 Stock Plan which do not qualify as ISOs will, in general, be subject to the following Federal income tax treatment:

The grant of a nonqualified option does not give rise to any income tax consequences to either the Company or the Participant. The exercise of a nonqualified option generally results in ordinary taxable income to the Participant in the amount equal to the excess of the fair market value of the shares at the time of exercise over the option price. A deduction from taxable income is allowed to the Company in an amount equal to the amount of ordinary income recognized by the Participant.

Upon a subsequent taxable disposition of shares, a Participant recognizes short-term or long-term capital gain (or loss) depending on the holding period, equal to the difference between the amount received and the tax basis of the shares, usually the fair market value at the time of exercise.

Incentive Stock Options

Options granted under the Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment:

The grant of an ISO does not give rise to any income tax consequences to either the Company or the Participant. No deduction is allowed to the Company on a Participant’s exercise of an ISO. A Participant’s exercise of an ISO does not result in ordinary income to the Participant for regular tax purposes, but may result in the imposition of or an increase in alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year of the ISO exercise, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the Participant’s computation of alternative minimum taxable income in the year of exercise.

If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the Participant recognizes ordinary taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price. Capital gain (long-term or short-term depending upon the holding period) is recognized by the Participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO. Capital loss (long-term or short-term depending upon the holding period) is recognized by the Participant at the time of such a disposition to the extent that the fair market value at the time of the exercise of the ISO exceeds the amount of proceeds from the sale. The Company is entitled to a deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary income recognized by the Participant.

If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise in a taxable transaction, the Participant recognizes long-term capital gain or loss at the time of the disposition in an amount equal to the difference between the amount realized by the Participant on the disposition and the Participant’s basis in the shares. The Company will not be entitled to any income tax deduction with respect to the ISO.

Stock Appreciation Rights

Any SAR granted under the 2003 Stock Plan, will in general, be subject to the following Federal income tax treatment:

The grant of a SAR does not give rise to any income tax consequences to either the Company or the Participant. Upon the exercise of a SAR, the Participant recognizes ordinary income equal to the amount of any cash plus the fair market value of any shares of Common Stock received. The Company is generally allowed a deduction in an amount equal to the income recognized by the Participant.

Restricted Stock

Restricted Stock granted under the 2003 Stock Plan will, in general, be subject to the following Federal income tax treatment:

The grant of Restricted Stock generally does not give rise to any tax consequence to the Company or the Participant in the absence of a Code Section 83(b) election. If no election is made, the Participant recognizes ordinary income upon the lapse of the restrictions on the shares. The amount of income is the fair market value of the shares when the restrictions lapse. If the Participant makes a Code Section 83(b) election within thirty (30) days of the date of grant, the Participant is deemed to have received ordinary income at the time of the grant of Restricted Stock equal to the fair market value of the shares granted (less the amount, if any, paid for the shares), determined without regard to the restrictions on the shares. If the Restricted Shares are subsequently forfeited after a Code Section 83(b) election is made, but before the restrictions lapse, the Participant is not entitled to claim the loss for income tax purposes.

The Company or a subsidiary will be entitled to a deduction for income tax purposes when the Participant realizes ordinary income either upon the occurrence of the Code Section 83(b) election or when the restrictions lapse. The amount of the deduction will equal the amount of ordinary income recognized by the Participant.

Performance Units and Performance Shares

Any Performance Units or Performance Shares granted under the 2003 Stock Plan will, in general, be subject to the following Federal income tax treatment:

The grant of a Performance Unit or Performance Share does not give rise to any tax consequences to either the Company or the Participant. Upon payment of cash pursuant to a Performance Unit, the Participant recognizes ordinary income equal to the amount of the payment and the Company is generally allowed a deduction in an equal amount. Upon the issuance of the Company’s Common Stock pursuant to a Performance Share award, generally the Participant recognizes ordinary income equal to the fair market value of the shares received, or if received subject to certain restrictions, the fair market value of the shares when no longer restricted. The Participant recognizes ordinary income on the receipt of any dividend equivalents that may be paid on Performance Shares. A deduction from taxable income is allowed to the Company in an amount equal to the amount of ordinary income recognized by the Participant with respect to Performance Shares.

Internal Revenue Code Sections 162(m) and 280G

Section 162(m) of the Code limits the Company’s income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000 per individual. Amounts in excess of $1,000,000 are not deductible unless one of several exceptions applies. The Committee intends to grant awards under the 2003 Stock Plan that are designed, in most cases, to qualify for one such exception, the performance-based compensation exception (mentioned above). Grants of Options, SARs, Restricted Stock, as well as Performance Units and Performance Shares can be structured so as to qualify for this exception. The Company does not anticipate that Code Section 162(m) will have a material impact on its ability to deduct compensation payable under the 2003 Stock Plan. Section 280G of the Internal Revenue Code limits the Company’s income tax deduction in the event there is a change of control of the Company. Accordingly, all or some of the amount which would otherwise be deductible may not be deductible with respect to those Stock Plan Awards that become immediately exercisable in the event of a change of control of the Company.

Other Disclosures

Market Price of Common Stock

The closing price of a share of the Company’s Common Stock on the New York Stock Exchange on February 29, 2012, was $15.74.

New Plan Benefits

The Company cannot determine the number of awards under the 2003 Stock Plan to be received by all current executive officers as a group and all other key employees as a group. In 2011, however, approximately 54 employees received option grants under the 2003 Stock Plan, approximately 166 employees received grants of restricted shares under the 2003 Stock Plan, and approximately 54 employees received grants of performance shares under the 2003 Stock Plan. See the table captioned “Grants of Plan Based Awards” in the Executive Compensation Section of this Proxy Statement for information relating to the stock awards granted to the Company’s five most highly compensated executive officers. The number and nature of the 2003 Stock Plan awards will be determined by the Committee pursuant to the terms of the 2003 Stock Plan.

Required Vote

The affirmative vote of a majority of the votes cast on the proposal by the holders of the Company’s Common Stock is required for approval and ratification of the 2003 Share Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is satisfied, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.

The Board recommends that you vote “FOR” the approval of the amendment to the 2003 Incentive Stock and Awards Plan. Proxies solicited by the Board of Directors will be voted “FOR” approval of the amendment to the 2003 Incentive Stock and Awards Plan unless the shareholder has specified otherwise.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine who to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 5 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS.

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report section of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with rules adopted by the Securities and Exchange Commission, we are seeking an advisory vote from our shareholders to approve the compensation of our named executive officers; the Company currently holds these votes annually. We believe the 2011 actual compensation paid to the named executive officers is commensurate with the Company’s 2011 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your support to approve the compensation of the named executive officers, we highlight the following information (which is also included in the Executive Summary of the Compensation Discussion and Analysis section of this Proxy Statement).

Overall, 2011 was a transitional year for the Company as it continued to manage through the weak economic conditions. Our EVA® performance was somewhat above targeted levels, which resulted in annual incentive payments somewhat above targeted levels. Among other things, during this uncertain economic environment we continued to focus on efficient capital management as evidenced by nearly $140 million of additional debt reduction in 2011 in order to ensure our business is well-positioned as the global economy improves. Highlights of our 2011 corporate performance results are included in the Executive Summary of the Compensation Discussion and Analysis.

The majority of the named executive officers’ annual target compensation is performance-based with the value realized, based on annual financial results (Short-Term Incentive Plan) or multi-year stock price performance (long-term incentive awards). As executives assume greater responsibilities, a larger portion of their total compensation is performance-based in the form of short-term and long-term incentive awards, with the largest portion in long-term awards intended to drive sustainable stockholder value. Thus, the compensation of our named executive officers is closely tied to corporate performance.

As illustrated by the following, the 2011 actual compensation for our named executive officers is commensurate with the Company’s 2011 performance:

•

Annual incentives were earned at levels somewhat above targeted levels commensurate with our Corporate Group EVA® results, resulting in Short-Term Incentive Plan awards for corporate officers that were on average, equal to 121% of target.

•	Equity awards granted in 2011 vest over the next 2 to 4 years providing ongoing alignment with shareholders based on the Company’s future stock price performance.

•

In order to further strengthen the pay-for-performance elements of our compensation program, beginning in 2011 performance shares were granted (instead of restricted stock) to the named executive officers. The performance shares require achievement of specific Company financial goals, as assessed at the end of 2012, with the potential to earn from zero to two times the target number of shares.

•

Commensurate with our 2011 year-end total shareholder return, no performance-based long-term incentives were realized in 2011 and the vesting of restricted stock granted in 2008 resulted in realized value that was only 50% of the original grant date value.

Incentive Awards Earned in 2011

Incentive Type	Performance Metrics	Performance Result	Award Earned (as a % of Target Opportunity)
2011 Short-Term Incentive Award — Corporate Participants	2011 EVA®	$23 million increase in EVA®	121%
2011 Long-Term Incentives — Performance Shares	2011-12 Debt Reduction and EVA®	To be determined at the end of 2012	None; to be determined in 2013
2011 Long-Term Incentives — Stock Options	Stock price appreciation	To be determined in future years	None; to be determined in future years
2008 Restricted Stock grants	Stock price	Three-year TSR increased 9%	50% of original grant date value

Furthermore, the compensation programs for our named executive officers have been designed to provide strong alignment between executive compensation and Company performance:

•

Annually we review the key elements of our executive compensation program, a summary of market practices and emerging developments, and discuss potential implications to the Company in the context of our business strategy and talent needs.

•

Pay levels are targeted to be, on average, at market median levels, considering Company performance, individual executive factors (including experience and performance), internal equity and cost implications.

•

The majority of the named executive officers’ annual target compensation is incentive-based, which is only earned if specific annual goals are achieved or the Company’s stock price appreciates over time.

•

The Company has a long-standing history of Short-Term Incentive Plan payouts being commensurate with Company performance, as demonstrated over the last three years for named executive officers: in 2009 no awards were earned, in 2010 below-target awards were earned, and in 2011 awards somewhat above target were earned (the average incentive award over the three-year period was 64% of target).

•

The Compensation Committee works with management to ensure the performance measures and goals in our incentive plans are aligned with our business strategy and amounts earned, if any, are consistent with the Company’s financial and stock price performance results.

•	Short-Term Incentive Plan and performance share award opportunities are based on performance goals set using a multi-year perspective.

•

In our Short-Term Incentive Plan, EVA® target incentive goals are set at levels above the prior year’s actual EVA® performance, which means performance has to be meaningfully better than last year for executives to earn a target annual incentive award (below or above target incentives can be earned commensurate with our actual EVA® results for the year).

•

Long-term incentive award opportunities are delivered through a mix of award types and provided solely through equity-based awards to ensure realized amounts, if any, are commensurate with the Company’s stock price performance.

•

Beginning in 2011, the Company implemented a performance share program, which represents one-half of the named executive officers’ long-term incentive award opportunity. The performance shares are only earned if specified, multi-year goals are achieved and the value of shares earned, if any, is based on the stock price at the time of payment. In addition, these awards have a retention element, as twenty-five percent (25%) of any awards earned will only be issued if the executive remains employed for an additional one year after the end of the two-year performance period. We believe the use of performance shares, instead of restricted stock, further strengthens our pay-for-performance philosophy.

•

The Committee annually reviews officer pay tally sheets detailing the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential severance amounts.

•

Executive officers are subject to minimum stock ownership guidelines that are intended to ensure ongoing, meaningful stock ownership by management and continued alignment with the interests of our shareholders.

•	In 2011, the Company did not amend or enter into any new agreements containing change-in-control excise tax gross-up provisions.

•

The Compensation Committee has engaged an independent compensation consultant, Pay Governance LLC, to assist with the ongoing review of our executive compensation program to help ensure the program best achieves the Company’s objectives and reflects competitive market practices.

As part of our ongoing review of the executive compensation program to ensure it best reflects the long-term business strategy and is aligned to shareholders, we made changes effective for 2012. We have again used a multi-year perspective and also further improved the design of the annual and long-term incentive plans by implementing the following:

•

Short-Term Incentive Plan. The target goal improvement and payout range factors under the Short-Term Incentive Plan were recalibrated in 2011, effective for 2012, based on a comprehensive market valuation analysis of the Company, as completed by Stern Stewart. These improvement and payout range factors are anticipated to be used for the next three years (beginning with 2012) of annual incentive plan cycles. Effective for incentive awards based on 2012 performance and thereafter, the maximum award that can be earned by any participant was reduced from 250% to 200% of the participant’s target award level.

•

Long-term incentive award opportunities. Subject to shareholder approval at the 2012 Annual Meeting, relative total shareholder return (“TSR”) will be a measure in the performance share program for the 2012 award, with our three-year TSR compared to 19 direct peers and related companies’ three-year TSR. Also, subject to shareholder approval, the other performance measure for the 2012 long-term incentive award will be total leverage, which is defined as total debt divided by earnings before interest, tax and depreciation (as defined in the Company’s debt covenants) (“EBITDA”), which is assessed at the end of the three-year performance period. The table below compares the 2012 long-term incentive grant mix to the grant mixes for 2010 and 2011. All of the 2011 and 2012 long-term incentive award opportunity is “at-risk” – requiring achievement of specific multi-year financial goals or stock price appreciation. Since 2010, the executive officers have not received time-based restricted stock grants.

Award Type	2010 Mix	2011 Mix	2012 Mix
Stock Options	75%	50%	50%
Performance Shares • Measure #1 • Measure #2	0%	EVA (25%) Debt Reduction (25%)	Relative TSR (25%) Total Leverage (25%)
Time-Based Restricted Stock	25%	Not Granted	Not Granted

As we navigate through the stages of the global economic recovery, we will continue to monitor our executive compensation program and consider appropriate changes that will allow us to best achieve our compensation program’s objectives of driving long-term shareholder value.

The Board of Directors recommends a vote FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Composition.    Currently the Board is comprised of nine directors. However, as noted in Proposal 1 above, because Mr. Virgis W. Colbert has reached age 72, he is not being nominated for re-election at the upcoming Annual Meeting. Therefore, subsequent to the 2012 Annual Meeting, the Board will consist of eight directors. Under the Company’s Bylaws, the number of directors may not be less than seven or more than twelve. The Board of Directors has determined that none of the current eight non-employee directors has a material relationship with the Company and that each non-employee director (Roy V. Armes, Virgis W. Colbert, Donald M. Condon, Cynthia M. Egnotovich, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard and Robert C. Stift) is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All eight non-employee directors meet all nine of the criteria.

Guidelines.    The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors attended the annual shareholders’ meeting in 2011.

Ethics.    The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings.    During the fiscal year ended December 31, 2011, the Board of Directors met seven times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2011.

Board Leadership Structure.    The Board has determined that the interests of the Company and the Board of Directors are best served by having the same individual serve as both the Chairman of the Board and the Chief Executive Officer of the Company. Among the many factors considered by the Board in reaching this conclusion are (a) a track record of effective Board and Company leadership while the Chairman and CEO roles have been combined; (b) all Board members other than the CEO are independent; (c) all Committees of the Board consist only of independent directors; (d) the Board has established clear Corporate Governance Guidelines and Committee Charters which appropriately guide and govern the Chairman; (e) a history of successful governance of the Company and the absence of any problematic governance issues while the Chairman and CEO roles have been combined; and (f) the designation of an independent director who presides at all “independent” director sessions of the Board.

The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee, currently Roy V. Armes, will serve as the presiding director for the executive (independent director) sessions. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular independent director session, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular independent director session. The chairperson of the Corporate Governance Committee, as the presiding independent director, also performs the following functions: (a) calls independent directors sessions; (b) chairs and leads the discussions at independent director sessions; (c) serves as a liaison between the Chairman of the Board and the independent directors; (d) reviews and approves the agendas for regular Board meetings, including the meetings schedule; and (e) meets with the Chairman and CEO after each independent director session to provide feedback to the CEO regarding the Board meeting and any other matters deemed appropriate by the independent directors.

Committees.    The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee
Roy V. Armes, Chair	Kenneth W. Krueger, Chair	Cynthia M. Egnotovich, Chair
Virgis W. Colbert	Donald M. Condon, Jr.	Virgis W. Colbert
Keith D. Nosbusch	Keith D. Nosbusch	Donald M. Condon, Jr.
Robert C. Stift	James L. Packard	James L. Packard
Robert C. Stift

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its Committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee, the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management, those issues and the controls that have been put in place as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on a responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory and strategic planning risks), General Counsel (legal, regulatory, product liability and insurance risks), Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health and safety risk) and the segment Presidents (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2011.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were four meetings of the Corporate Governance Committee during the Company’s fiscal year ended December 31, 2011. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the

Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has designated Messrs. Krueger, Condon, Nosbusch, Packard and Stift as “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations.

During the fiscal year ended December 31, 2011, the Audit Committee met eight times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Committee currently retains Pay Governance LLC as its independent compensation consultants.

The Compensation Committee’s responsibilities include:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans.

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits and supplemental benefits of the CEO and other key executives of the corporation.

•	Annually appraising the performance of the chief executive officer and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization.

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group.

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board.

There were five meetings of the Compensation Committee during the fiscal year that ended December 31, 2011. For further information see the “Compensation Discussion and Analysis” and the “Compensation Committee Report” below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders.    The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s Proxy Statement released to the shareholders in connection with the previous year’s Annual Meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for Board that are Incumbent Directors.    Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated. If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for Board that are Non-incumbent Directors.    In the event of a vacancy in the Board of Directors that the Corporate Governance Committee anticipates will not be filled by an incumbent director, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the Policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

During 2011 the Corporate Governance Committee began conducting a search for additional director candidates. Spencer Stuart, an executive recruiting firm, was retained by the Corporate Governance Committee to assist with this search. Spencer Stuart will be paid a fee for researching and recommending potential director candidates.

Directors Qualifications and Diversity.    The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors. In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee does not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

Shareholder/Interested Party Communications.    As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party.

2.

The basis of the party’s interest in the Company; for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned.

3.	The identity of the director or directors for whom such communication is intended.

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member.

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member.

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language which is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Corporate Governance Committee

Roy V. Armes, Chair

Virgis W. Colbert

Keith D. Nosbusch

Robert C. Stift

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011, with the Company’s management;

•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Public Company Accounting Oversight Board AV 380 (Communication with Audit Committees), and SEC Regulation S-X, Rule 2-07 (Communication with Audit Committee); and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2011 and 2010

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table.

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2011	$2,276,412	$9,000	$207,155	$1,800
2010	$2,224,700	$66,100	$487,600	$1,500

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the Securities and Exchange Commission (SEC).

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2012. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee

Kenneth W. Krueger, Chair

Donald M. Condon, Jr.

Keith D. Nosbusch

James L. Packard

Robert C. Stift

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2011, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans and the number of shares available under such plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)		Weighted-average exercise price of outstanding options, warrants, and rights (B)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans not approved by security holders(1)	578,788	(2)	$6.58	(2)	0	(2)

Equity compensation	6,634,998	(3(a))	$15.13	(3(a))	3,952,445	(3(a))
plans approved by	146,000	(3(b))	$22.24	(3(b))	396,200	(3(b))
security	150,000	(3(c))(2)	$6.77	(3(c))(2)	0	(3(c))(2)
holders(4)(3)

Total	7,509,786				4,348,645

(1)

Consists of the Company’s 1995 Stock Plan (which is the predecessor to the 2003 Incentive Stock and Awards Plan) and Deferred Compensation Plan. No additional awards are available for issuance under the 1995 Stock Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion contained in this Proxy Statement under section 8 - Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” and the discussion contained under section 7 — Non-Employee Director Compensation.

(2)

Column (A) does not include 291,474 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2011. Each Common Stock unit under the Deferred Compensation Plan represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan, and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan.

(3)

Consists of (a) the Company’s 2003 Incentive Stock and Awards Plan, (b) the 2004 Non-Employee Director Stock and Awards Plan, and (c) the 1999 Non-Employee Director Stock Option Plan. The 1999 Non-Employee Director Stock Option Plan (the “1999 Director Stock Plan”) is the predecessor to the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). Upon the effective date of the 2004 Director Stock Plan no further awards can be made from the 1999 Director Stock Plan and all shares that would otherwise have been available for new grants under the 1999 Director Stock Plan are no longer available for granting. For a description of the key provisions of the 2003 Incentive Stock and Awards plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Long-Term Incentives”. For a description of the key provisions of the 2004 Director Stock Plan, see the discussion contained in this Proxy Statement under section 7 — Non-Employee Director Compensation.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2011.

Name And Address of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
BMO Financial Corp.(1) 111 West Monroe Street P.O. Box 755 Chicago, IL 60690	8,040,243	(1)	6.1%

York Capital Management Global Advisors, LLC(2) c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, New York 10153	7,857,000	(2)	5.9%

(1)

This information is based solely on a Schedule 13G filed with the SEC by BMO Financial Corp. (“BMO”) that includes securities held through its subsidiary, Marshall & Ilsley Trust Company N.A. (“M&I Trust Co.”), as trustee for certain employee benefit plans, on January 17, 2012. BMO reported that it may be deemed to have sole voting power as to 30,188 shares and sole dispositive power with respect to 35,258 shares, and shared voting and dispositive power with respect to 8,004,984 and 8,004,985 shares, respectively. BMO reported in the Schedule 13G that it specifically disclaimed beneficial ownership of 7,976,956 shares over which it may be deemed to have shared voting and dispositive power.

(2)

This information is based solely on a Schedule 13G filed with the SEC by York Capital Management Global Advisors, LLC (“York”) on February 14, 2012. York reported that it has sole voting and dispositive power as to all 7,857,000 shares.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 29, 2012. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock and the executive officers and directors as a group own less than 2% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of their shares as security.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Number of Deferred Common Stock Units Beneficially Owned(2)
Roy V. Armes	18,950		0
Virgis W. Colbert	130,900	(5)	16,783
Donald M. Condon	18,950		4,181
Cynthia M. Egnotovich	36,300	(6)	6,970
Eric P. Etchart	216,540	(4)(7)	0
Michael Kachmer	201,550	(4)(8)	0
Kenneth W. Krueger	86,300	(9)	20,540
Carl J. Laurino	360,503	(3)(4)(10)	553
Thomas G. Musial	423,058	(3)(4)(11)	8,811
Keith D. Nosbusch	102,300	(12)	17,392
James L. Packard	160,079	(13)	42,160
Robert C. Stift	123,500	(14)	27,651
Glen E. Tellock	1,064,353	(3)(4)(1 5)	10,057

Total of all above-named executive officers and directors	2,943,283		155,098

Total of all executive officers and directors as a group (15 persons)	7,597,668	(1 6 )	284,716	(17)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)

For the following current executive officers, includes the indicated number of shares which were held in their respective 401(k) Retirement Plan accounts as of December 31, 2011, as to which they have sole voting power and shared investment power: Glen E. Tellock — 17,276, Carl J. Laurino — 29,354, and Thomas G. Musial — 21,028.

(4)

Reflects shares beneficially owned as of December 31, 2011 under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(5)

Includes 55,200 shares which Mr. Colbert has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(6)	Includes 2,000 shares which Ms. Egnotovich has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)

Includes 145,041shares which Mr. Etchart has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(8)

Includes 151,450 shares which Mr. Kachmer has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(9)

Includes 37,200 shares which Mr. Krueger has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(10)

Includes 287,038 shares which Mr. Laurino has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 1,200 shares owned by Mr. Laurino’s spouse.

(11)

Includes 309,975 shares which Mr. Musial has the right to acquire pursuant to the 1995 Stock Option Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(12)

Includes 15,600 shares which Mr. Nosbusch has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(13)

Includes 73,200 shares which Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(14)

Includes 73,200 shares which Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 4,000 shares held by Mr. Stift’s spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(15)

Includes 18,305 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 800,675 shares which Mr. Tellock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also excludes 2,500 shares held either by a daughter.

(16)

Includes 18,305 shares of Common Stock as to which voting and investment power are shared, and 4,399,289 shares, as of February 29, 2012, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 82,918 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(17)

Includes all shares of Common Stock held within the Deferred Compensation Plan Trust as of February 29, 2012. Certain officers, have sole voting power under the Deferred Compensation Plan Trust with respect to 28,212 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2011 were complied with in a timely manner except as follows: (1) on April 21, 2011, 67.12 shares were acquired under the Company’s Deferred

Compensation Plan for the benefit of Mr. Nosbusch pursuant to the plan’s terms; the plan trustee failed to report the purchase to the Company or Mr. Nosbusch until April 26, 2011, at which time the transaction was immediately reported; and (2) February 25, 2011, May 20, 2011 and July 29, 2011, 761.95, 826.27 and 1,090.83 shares, respectively, were acquired under the Company’s Deferred Compensation Plan for the benefit of Mr. Condon; the Deferred Compensation Plan trustee failed to report the purchases to the Company or Mr. Condon until November 22, 2011, at which time the transactions were immediately reported.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2011 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (restricted stock) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. The last review of the program was conducted in 2011. After reviewing the market analysis and considering the Company’s objectives for the compensation program, the Compensation Committee determined that the current compensation program remained appropriate.

Approximately two-thirds of the target annual compensation package is delivered in the form of equity, which is designed to promote a greater alignment of interests between the Company’s non-employee directors and its shareholders. In 2011, the equity grant was set based on the Company’s recent average stock price ending in January 2011, consideration of share usage and other factors. The actual grant price and accounting expense was determined at the date of grant (February 14, 2011). An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended.

Stock awards in 2011 were granted out of the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The purpose of the 2004 Director Stock Plan is three-fold: (i) to promote the long-term growth and financial success of the Company; (ii) to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors; and (iii) to assist the Company in promoting a greater alignment of interest between the Company’s non-employee directors and its shareholders. The 2004 Director Stock Plan is designed to achieve these goals by providing non-employee directors of the Company with incentives to increase shareholder value by offering them the opportunity to acquire shares of the Company’s Common Stock, receive incentives based on the value of such Common Stock, or receive other equity-based incentives as provided in the 2004 Director Stock Plan. Only non-employee directors of the Company are eligible to receive awards under the 2004 Director Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time to time in such amounts as it determines and to such non-employee directors as it selects.

The following table summarizes the 2011 compensation elements provided to the Company’s non-employee directors. For 2011, the guideline value of the restricted stock grant was $100,000.

Element	Amount

Annual Board Member Cash Retainer	$60,000

Board Per-Meeting Fee	$1,500

Committee Per-Meeting Fee	$1,500

Audit Committee Chairperson Annual Retainer	$15,000

Compensation Committee Chairperson Annual Retainer	$9,000

Governance Committee Chairperson Annual Retainer	$7,500

Annual Restricted Stock Grant(1)	8,000 shares

(1)	The award was granted on February 14, 2011.

Effective in 2005, the Board implemented stock ownership guidelines for non-employee directors, which require each non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainers). The guideline requires the stock ownership amount to be met by the end of the fifth full calendar year after the director is first elected to the Board. As of December 31, 2011 each of the non-employee directors was in compliance, or projected to be in compliance, with his/her respective ownership guideline.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to the Company’s stock price).

In 2011, only restricted stock was granted to non-employee directors at the February meeting of the Board of Directors. The restrictions on the restricted stock awards lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death or disability; and (ii) the restricted shares are generally transferable, but may not be assigned, pledged or mortgaged prior to the restriction lapse date. Prior to fiscal 2009, stock options were also granted, which had an exercise price equal to the closing stock price on the date of grant, a 10-year term and vested immediately.

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(3)	Option Awards(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation(5)		Total
Roy V. Armes	$78,750	(2)	$158,240	$0	$0		$0		$236,990

Virgis W. Colbert	$84,000		$158,240	$0	$0		$0		$242,240

Donald M. Condon	$85,500		$158,240	$0	$0		$0		$243,740

Cynthia M. Egnotovich	$88,500	(2)	$158,240	$0	$0		$0		$246,740

Kenneth W. Krueger	$93,000	(2)	$158,240	$0	$0		$0		$251,240

Keith D. Nosbusch	$86,250	(2)	$158,240	$0	$0		$0		$244,490

James L. Packard	$88,500	(2)	$158,240	$0	$0		$0		$246,740

Robert C. Stift	$90,000	(2)	$158,240	$0	$0	(6)	$0	(6)	$248,240

(1)	Includes meeting fees for the December 2011 Board and Committee meetings, which were paid in January 2012.

(2)

Includes committee chairperson annual retainer in the following amounts: Audit — $15,000, Compensation — $9,000 and Corporate Governance — $7,500. Mr. Nosbusch served as chair of the Corporate Governance Committee for the February and May meetings, then Mr. Armes assumed the chairperson position; Mr. Packard served as chair of the Compensation Committee for the February and May meetings, then Ms. Egnotovich assumed the chairperson position, and Mr. Stift served as chair of the Audit Committee for the February and May meetings, then Mr. Krueger assumed the chairperson position.

(3)

Reflects the grant date fair value of restricted stock awarded in 2011 as computed under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value was higher than the guideline value of the restricted stock due to the stock price at grant being higher than the 90-day average closing price used to determine the grants. The restrictions on restricted stock awards lapse on the third anniversary of the grant date. At year-end, each non-employee director, other than Mr. Armes and Mr. Condon, had 27,000 shares of restricted stock outstanding. At year-end, Messer’s Armes and Condon each had 12,650 shares of restricted stock outstanding.

(4)

No options were awarded to directors in 2011. At year end, the directors had the following options outstanding: Roy V. Armes — 0, Virgis W. Colbert — 55,200, Donald M. Condon — 0, Cynthia M. Egnotovich — 2,000, Kenneth W. Krueger — 37,200, Keith D. Nosbusch — 15,600, James L. Packard — 85,200, and Robert C. Stift — 85,200.

(5)

Travel-related expenses of a director’s spouse or guest are not included in these numbers. From time to time, spouses or guests may be invited to accompany the directors at a Company function at the Company’s expense. During 2011, spouses of directors were invited to attend the February Board meeting. Meals and other expenses (excluding airfare) reimbursed for the spouses attending the February event averaged $100 per spouse.

(6)

Amounts do not include $89,235.48 paid to Mr. Stift during 2011 pursuant to the terms of a Supplemental Executive Retirement Plan of Grove North America, Division of Kidde Industries, Inc. (the predecessor of

Grove Investors, Inc.) (“Grove”). Prior to becoming a member of the Board of the Company, Mr. Stift served as an officer of Grove until his retirement in April 1998, and was a participant in the plan when Grove was acquired by the Company in 2002. The benefits Mr. Stift receives under the plan relate solely to his prior service as an officer of Grove and do not relate to his service as a member of the Board of Directors of the Company.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid to our named executive officers (the CEO, CFO, and three other most highly compensated executive officers other than the CEO and CFO) and the basis for our compensation decisions. This discussion and analysis should be read together with the compensation tables located elsewhere in this Proxy Statement.

Executive Summary of 2011

Overall, 2011 was a transitional year for the Company as we continued to manage through the weak economic conditions. Our EVA® performance was somewhat above targeted levels, which resulted in annual incentive payments somewhat above targeted levels. Among other things, during this uncertain economic environment we continued to focus on efficient capital management, as evidenced by nearly $140 million of additional debt reduction over 2011 in order to ensure our business is well-positioned as the global economy improves.

Our 2011 corporate performance is summarized below:

•	Sales of $3.7 billion, increased 16.2% as compared to 2010 sales of $3.1 billion.

•

Operating net loss of $13.7 million (on a GAAP basis) versus a 2010 GAAP loss of $73.4 million. (Before special items described in the Company’s Annual Report on Form 10-K, net earnings from continuing operations in 2011 were $46.8 million versus $17.4 million in 2010.)

•

Economic Value-Added (EVA®) improvement of approximately $23 million. Since 1993, we have been committed to using EVA® as our primary financial measure of success. EVA® focuses management on maximizing shareholder value creation over the long-term through profitable growth and efficient capital management.

•	Total shareholder return for 2011 was -29%, and it was 9% for the three-year period from 2009 to 2011.

Pay Outcomes

The majority of the named executive officers’ annual target compensation is performance-based with the value realized, if any, based on annual financial results (Short-Term Incentive Plan) or multi-year financial results (performance shares) and stock price performance (all long-term incentive awards). As executives assume greater responsibilities, a larger portion of their total compensation is performance-based in the form of short-term and long-term incentive awards, with the largest portion in long-term awards intended to drive sustainable stockholder value.

The chart below presents the average 2011 target total direct compensation mix for the five named executive officers (long-term incentives reflect the accounting fair value at date of grant (grant date fair value)).

The 2011 actual pay for our named executive officers is commensurate with the Company’s 2011 performance:

•	Annual incentives for corporate officers were earned at 121% of target commensurate with our Corporate EVA® improvement of $23.2 million.

•	Equity awards granted in 2011 vest over the next several years, providing ongoing alignment with shareholders based on the Company’s future stock price performance.

•

Commensurate with our year-end total shareholder return, no performance-based long-term incentives were realized and the vesting of restricted stock granted in 2008 resulted in realized value that was only 50% of the original grant date value.

Incentive Awards Earned in 2011

Incentive Type	Performance Metrics	Performance Result	Award Earned (as a % of Target Opportunity)
2011 Short-Term Incentive Award — Corporate Participants	2011 EVA®	$23 million increase in EVA®	121%
2011 Long-Term Incentives — Performance Shares	2011-12 Debt Reduction and EVA®	To be determined at the end of 2012	None; to be determined in 2013
2011 Long-Term Incentives — Stock Options	Stock price appreciation	To be determined in future years	None; to be determined in future years
2008 Restricted Stock grants	Stock price	Three-year TSR increased 9%	50% of original grant date value

Program Design and Governance Highlights

We believe we have a well-designed executive officer pay program and follow consistent governance practices to ensure strong alignment between executive pay and company performance.

•

Annually we review the key elements of our executive compensation program, a summary of market practices and emerging developments, and discuss potential implications to the Company in the context of our business strategy and talent needs.

•

Pay levels are targeted to be, on average, at market median levels, considering Company performance, individual executive factors (including experience and performance), internal equity and cost implications.

•

The majority of the named executive officers’ annual target compensation is incentive-based, which is only earned if specific annual goals are achieved or the Company’s stock price appreciates over time.

•

We have a long-standing history of Short-Term Incentive Plan payouts being commensurate with Company performance, as demonstrated over the last three years for named executive officers: in 2009 no awards were earned, in 2010 below-target awards were earned, and in 2011 awards somewhat above target were earned (the average incentive award over the three-year period was 64% of target).

•

The Compensation Committee works with management to ensure the performance measures and goals in our incentive plans are aligned with our business strategy and amounts earned, if any, are consistent with the Company’s financial and stock price performance results.

•	Short-Term Incentive Plan and performance share award opportunities are based on performance goals set using a multi-year perspective.

•

In our Short-Term Incentive Plan, EVA® target incentive goals are set at levels above the prior year’s actual EVA® performance, which means performance has to be meaningfully better than last year for executives to earn a target annual incentive award (below or above target incentives can be earned commensurate with our actual EVA® results for the year).

•

Long-term incentive award opportunities are delivered through a mix of award types and provided solely through equity-based awards to ensure realized amounts, if any, are commensurate with the Company’s stock price performance.

•

Beginning in 2011, the Company implemented a performance share program, which represents one-half of the named executive officers’ long-term incentive award opportunity. The performance shares are only earned if specified, multi-year goals are achieved and the value of shares earned, if any, is based on the stock price at the time of payment. In addition, these awards have a retention element as twenty –five percent (25%) of any awards earned will only be issued if the executive remains employed for an additional one-year after the end of the two-year performance period. We believe that the use of performance shares, instead of restricted stock, further strengthens our pay-for-performance philosophy.

•

The Committee annually reviews officer pay tally sheets detailing the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential severance amounts.

•

Executive officers are subject to minimum stock ownership guidelines that are intended to ensure ongoing, meaningful stock ownership by management and continued alignment with the interests of our shareholders.

•	In 2011, the Company did not amend or enter into any new agreements containing change-in-control excise tax gross-up provisions.

•

The Compensation Committee has engaged an independent compensation consultant, Pay Governance LLC, to assist with the ongoing review of our executive compensation program to help ensure the program best achieves the Company’s objectives and reflects competitive market practices.

At the 2011 Annual Meeting, the Company received meaningful approval of the compensation of the Company’s named executive officers with over 74 % of the advisory votes cast on the proposal, cast in favor of the compensation of the named executive officers. The Compensation Committee considered these results as substantial support of the Company’s compensation and pay-for-performance philosophy and direction and incorporated these results as one of the many factors considered in connection with the discharge of its responsibilities. Because of the substantial support, the Compensation Committee did not implement changes to the executive compensation program as a direct result of the shareholder’s advisory vote. Nevertheless, as part of the Compensation Committee’s ongoing review of the executive compensation program to ensure it best reflects the long-term business strategy and is aligned to shareholders, we made additional changes effective for 2012. We have again used a multi-year perspective and also further improved the design of the annual and long-term incentive plans by implementing the following:

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Short-Term Incentive Plan.    The target goal improvement and payout range factors under the Short-Term Incentive Plan were recalibrated in 2011, effective for 2012, based on a comprehensive market valuation analysis of the Company, as completed by Stern Stewart. These improvement and payout range factors are anticipated to be used for the next three years (beginning with 2012) of annual incentive plan cycles. Effective for incentive awards based on 2012 performance and thereafter, the maximum award that can be earned by any participant was reduced from 250% to 200% of the participant’s target award level.

•

Long-term incentive award opportunities.    Subject to shareholder approval at the 2012 Annual Meeting, relative total shareholder return (“TSR”) will be now a measure in the performance share program for the 2012 award, with our three-year TSR compared to 19 direct peers and related companies’ three-year TSR. Also, subject to shareholder approval, the other performance measure for the 2012 long-term incentive award will be total leverage, which is defined as total debt divided by earnings before interest, tax and depreciation (as defined in the Company’s debt covenants) (“EBITDA”), which is assessed at the end of the three-year performance period. The table below compares the 2012 long-term incentive grant mix to the grant mixes for 2010 and 2011. All of the 2011 and 2012 long-term incentive award opportunity is “at-risk” — requiring achievement of specific multi-year financial goals or stock price appreciation. Since 2010, the executive officers have not received time-based restricted stock grants.

Award Type	2010 Mix	2011 Mix	2012 Mix
Stock Options	75%	50%	50%
Performance Shares • Measure #1 • Measure #2	0%	EVA (25%) Debt Reduction (25%)	Relative TSR (25%) Total Leverage (25%)
Time-Based Restricted Stock	25%	Not Granted	Not Granted

As we navigate through the stages of the global economic recovery, we will continue to monitor our executive compensation program and consider appropriate changes that will allow us to best achieve our compensation program’s objectives of driving long-term shareholder value.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns to our shareholders. In addition, our executive compensation program provides competitive total compensation opportunities, at the lowest possible cost for the opportunities provided, in order to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Our compensation program is intended to motivate executives by:

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Paying for performance.    A significant portion of the compensation paid to an executive is variable and “at risk,” which can be earned based on the achievement of the Company’s financial goals and/or stock price appreciation.

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Providing market competitive compensation.    Compensation opportunities for executives are established based on a review of compensation offered to executives in comparable positions at general industrial companies of similar size.

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Encouraging long service.    The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•	Facilitating executive stock ownership. Long-term incentive awards are paid solely in Company stock, and executive officers are subject to minimum stock ownership guidelines.

It is the Compensation Committee’s philosophy to set overall compensation and each element of compensation paid to our named executive officers and other executive officers to be within a competitive range of market median practices. In connection with its executive compensation determinations, the Company reviews survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, Pay Governance LLC. Given the range of its businesses, the Company reviews market pay data among comparably-sized general industrial companies; a specific peer group for pay benchmarking is not used. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competiveness of all elements of compensation.

Total Compensation

Overall target compensation for named executive officers is set within a competitive range of market median practices. In setting an individual executive’s salary and target incentive award opportunities, the CEO (with respect to his team) and Compensation Committee also consider experience, length of service, individual and Company performance, current market practices, internal equity, and business/people needs. Actual total compensation can vary from target compensation based on the individual’s and the Company’s performance.

Compensation Elements

We believe the executive compensation program described below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his/her current job	Not at risk; eligible for annual performance based merit increases and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals, as assessed by Economic Value Added (“EVA®”) results, with target earned only if meaningful improvement from the prior year is achieved	Performance-based (variable) cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific financial goals and stock price appreciation over time	All of the award opportunity is performance-based with the amount realized, if any, by the executive is dependent upon multi-year financial results and stock price performance
Retirement Benefits	Encourages long service with the Company by providing retirement plan contributions which can grow in value over an executive’s career.	Both fixed and variable aspects; contributions drive growth of funds and future payments
Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives	Generally fixed; actual cost is based on participation and usage
Change in Control (“CIC”) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages, and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements (Contingent Employment Agreements) described below and the Employment Arrangement with Mr. Etchart summarized below, the Company does not have employment agreements with any of the named executive officers.

Base Salary.    Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. At the end of 2010, based on consideration of the above-mentioned factors, the Board approved salary increases for the executive officers of the Company effective January 1, 2011. Additionally, at the end of 2011, based on consideration of the above-mentioned factors, the Board approved increases for the executive officers of the Company effective January 1, 2012. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries approved for the named executive officers in 2011 and in 2012 on average approximated the median of base salaries of comparable positions, considering an individual’s experience, performance and other factors.

Short-Term Incentives. The Short-Term Incentive Plan (“STIP”) rewards eligible participants for maximizing shareholder value. The Company believes the creation of shareholder value is best measured by EVA®, a technique developed by Stern Stewart & Co., which measures the economic profit generated by a business. EVA® is equal to the difference between:

i.

Net operating profit after tax (for certain participants who are likely to directly affect improvements in the Company’s tax rate) or net operating profit before tax (for participants who are not likely to directly affect improvements in the Company’s tax rate), defined as operating earnings adjusted to eliminate the impact of, among other items, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

ii.	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

The weighting of an EVA® center for a particular executive depends upon the executive’s primary operating unit responsibilities. The 2011 weightings for the named executive officers were as follows:

•	Corporate Officers: awards based 100% on Corporate EVA® performance

•	Business Segment Presidents: awards are based 50% on the applicable business segment EVA® center performance and 50% on Corporate EVA® performance.

Participants under the STIP in 2011 had target incentive award levels ranging from 5% to 100% of base salary. The target award level assignment corresponds with market pay practices and what the Company believes is the relative effect of a participant’s job on the Company’s performance.

Awards under the STIP are based on results relative to target EVA® for the participant’s participating group (EVA® center) (or combination of participating groups (EVA® centers) in the case of Business Segment Presidents). The target EVA® for 2011 varied among the three participating groups (EVA® centers). The named executive officers were in the Corporate Group, Crane Group, Foodservice Group or a combination of Corporate and one of the other two groups. For 2011 the target EVA® for all participating groups was determined by the actual EVA® achieved for the respective participating groups (EVA® centers) in 2010 plus the expected improvement in EVA® for 2011. For all participating groups (EVA® centers) in 2011, the Plan also set forth a maximum award that could be earned at 250% of the target award level, which is determined by the actual EVA® achieved in the preceding year, plus the expected improvement in EVA® for the performance year and an amount equal to 150% of the leverage factor (defined below) for the performance year. Effective for the incentive awards earned based on 2012 performance and thereafter, the maximum award that can be earned by all participants was reduced to 200% of the participant’s target award level.

Probabilities of achievement are considered in calibrating the expected improvement and leverage factors. The leverage factor is the amount of EVA® above the target EVA® that must be achieved before an incentive award of two times the target incentive award percentage is earned, or stated in the converse, it is the minimum amount of EVA® below the target EVA® that would result in a zero incentive award being earned. The expected improvement and leverage factors are evaluated and recalibrated no less than every three years, and were recalibrated in 2008 for 2009, 2010 and 2011 performance. In 2011 the expected improvement and leverage factors were evaluated and recalibrated effective for the 2012 goals (these recalibrated expected improvement and leverage factors are also anticipated to be used for the 2013 and 2014 goals). The Company retains the services of Stern Stewart & Co. to assist with the recalibration of the leverage and expected improvement factors.

The 2011 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 65% to 100% of base salary, based on the position’s responsibilities and business impact. Awards earned under the STIP for 2011 performance can range from 0% to 250% of an individual’s target award opportunity based on actual EVA® results versus the target EVA® for the year. Earned awards, if any, are fully paid out after the end of the year. As previously noted, effective for the incentive awards earned based on 2012 performance, the maximum award opportunity was reduced from 250% to 200% of the participant’s target award level. The 2012 target annual incentive award percentages for the Company’s named executive officers range from 65% to 110% of base salary.

The STIP is being submitted for shareholder approval at the 2012 Annual Meeting so that amounts awarded under the STIP may continue to qualify as “performance-based compensation” under Section 162(m) of the Code.

2011 Awards.    The Company’s actual 2011 EVA® performance for the three Groups was somewhat above the target EVA® level, resulting in STIP payouts for 2011 performance for the named executive officers. Presented below is the 2011 actual EVA® performance for the participating groups (EVA® centers) applicable to named executive officers and the awards earned:

EVA® Center	2011 Target EVA®	2011 Actual EVA®	2011 EVA® Improvement from 2010	Award Earned (as a % of Target Opportunity)
Corporate Group	$(151,811,000)	$(137,133,000)	$23,178,000	121.0%
Crane Group	$(50,017,000)	$(32,033,000)	$20,734,000	124.2%
Foodservice Group	$(85,835,000)	$(83,115,000)	$8,470,000	107.9%

The actual incentive award payouts for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2011 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.    The Compensation Committee did not use discretion to pay awards under the STIP that would not have otherwise been earned. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses as well as research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.    Long-term incentive awards are granted under the Company’s 2003 Incentive Stock and Awards Plan, which was last approved by shareholders at the 2010 Annual Meeting and is being submitted to shareholders at the 2012 Annual Meeting for approval of an amendment to it as described above. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. The Compensation Committee has full authority to make awards to executive officers of the Company under the 2003 Incentive Stock and Awards Plan. It determines the type, the number of shares, and the other terms of the awards.

Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

In 2011, in order to achieve the executive compensation program’s objectives, the Company granted each officer (including named executive officers) 50% of the officer’s total long-term award value in stock options and 50% in performance shares. This replaced the 2010 grant mix of stock options (75% weighting) and restricted stock (25% weighting). The performance shares can be earned only if 2011 to 2012 EVA® and debt reduction goals, which will be assessed at the end of 2012, are achieved.

Stock Options.    Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price.

Stock options granted to the named executive officers and other eligible employees during fiscal 2011 have the following terms:

•	Exercise price is the closing trading price on the grant date.

•	Vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

•	Expire 10 years from the grant date.

Performance Shares.    Performance share award opportunities are provided to executives to directly align the shares earned, if any, to the achievement of specific multi-year goals. The 2011 performance share grant, which was our first award of this type under the 2003 Incentive Stock and Awards Plan, can be earned based on two equally-weighted financial measures:

•	EVA®, which is our key measure of financial success and assesses our ability to generate earnings in excess of our cost of capital, assessed at the end of the two-year performance cycle; and

•

Total Debt Reduction, which assesses our performance over the two-year period for reducing the amount of outstanding loans and other debt; this goal directly reflects our ability to generate cash flow that can be used to reduce our outstanding debt.

For the 2011 performance share grant, a two-year performance cycle was used because it aligns with a critical time period in our strategic plan. However, the 2011 performance share grants vest over three years, with 75% of the shares earned by an executive paid out after the completion of the two-year performance period. The remaining 25% of the shares earned are subject to the further requirement that the executive be continuously employed by the Company during the year following the two-year performance cycle. In 2012 and future years, it is anticipated that new performance share grants will have three-year performance cycles with no additional employment retention element beyond the three-year performance cycle.

Restricted Stock.    Prior to 2011, restricted stock was granted to senior executives to facilitate retention and, for newly hired executives, recruitment. The Committee discontinued granting this type of award to executives because it favored performance shares, which the Committee believes is more consistent with its pay-for-performance philosophy. The restrictions on the restricted stock awards granted to executives in 2010 lapse on the third anniversary of the grant date. During the restricted period, the executive is entitled to any dividends paid on the restricted stock. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

Grant Guideline Development.    The Compensation Committee sets award guidelines for each officer and job classification level based upon market median levels and the Company’s recent average stock price. In 2011, equity grant guidelines were set based on the Company’s 90-day average stock price ending January 31, 2011. The actual grant price and accounting expense was determined at the date of grant (February 14, 2011). Grant guidelines for stock options and performance shares awards are determined based on a methodology used in the survey data provided by the Compensation Committee’s compensation consultant, which is consistently applied for market comparison purposes, and our recent average stock price. This methodology is similar to, but not the same as, the accounting methodology used for determining the FASB ASC Topic 718 fair value that is disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table.

For the past seven years, including the 2011 grants, the Company used the 90-day average closing stock price ending in January prior to the February grants. This was done to eliminate the volatility of a single day’s price from grant level determination. Over the past three years (2009 to 2011), on average the grant guideline price has approximated the stock price at grant (6% higher, on average), but there have been wide differences in individual years. As shown below, the use of the 90-day average closing stock price mechanism, resulted in 2009 grants that were based on a significantly higher price than the actual price at grant, which correspondingly resulted in the values reported in the Summary Compensation Table being significantly lower than the market median-set guideline values. In 2011, the reverse happened; the actual price at grant was significantly higher than the market median-set guidelines, resulting in the Summary Compensation Table values being significantly higher.

	2009	2010	2011
Stock Price at Grant	$4.41	$11.35	$19.78
Guideline Price (90-day average price ending January 31)	$10.31 (1)	$10.81	$12.54
Stock Price at Grant as % of Guideline Price	43%	105%	158%

(1)

This price represents a 33% increase in the 90-day average price ending January 31, 2009 of $7.73, as the Compensation Committee determined to reduce the 2009 award opportunity by 25% because of concerns that award was too high in light of the current economic conditions and the Company’s then current stock price.

The grant date accounting FASB ASC Topic 718 fair value of the 2011 stock option grants and performance share awards is presented in the Grants of Plan-Based Awards table. The ultimate value, if any, which will be realized, is not determinable at the date of grant.

Beginning in 2012, the Committee decided to use the 20-trading day average closing price ending on the date of the February Compensation Committee meeting for determining the grant levels. Based on a historical analysis, it is expected that this approach will achieve the objective of minimizing single-day price volatility in determining grants, while likely resulting in a smaller difference between the guideline basis and stock price at grant.

Eric Etchart Employment Arrangement.    In addition to the pay elements described above for the named executive officers, Mr. Etchart is and remains an employee of Manitowoc France SAS (formerly Potain SAS) and has an employment agreement with that company. As an officer of the Company, Mr. Etchart is on assignment from Manitowoc France SAS, the terms of which are set forth in an assignment letter dated May 1, 2007. Under the terms of Mr. Etchart’s assignment, he is entitled to a base salary and participates in the Company’s Short-Term Incentive Plan and the 2003 Incentive Stock and Awards Plan, which are described above.

Furthermore, during his assignment as an officer of the Company, when feasible, he will continue to receive pension, healthcare, retirement and short- and long-term disability benefits under benefit plans sponsored in his home country of France. Under the terms of Mr. Etchart’s employment agreement with Manitowoc France SAS, Mr. Etchart is entitled to the benefits of a category III C classification under the collective bargaining agreement Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie, which benefits include certain severance benefits as described in the Executive Compensation — Eric P. Etchart Severance Benefits section of this Proxy Statement. Additionally, his employment agreement with Manitowoc France SAS provides in general that (a) all inventions he develops during his employment will belong to the Company, (b) all tools and equipment provided him for use in his employment belong to the Company and may only be used in connection with his employment, (c) he will work exclusively for the Company and will keep Company information confidential and maintain himself free of any conflict of interest, (d) he will agree not to compete with the Company for a period of up to two years following the termination of his employment in consideration for the payment by the Company to him of an amount equal to one-half his monthly base salary for each month during the non-compete period, and (e) either he or the Company may terminate the employment agreement upon three months notice (but this notice was modified to six months in connection with his current assignment as an executive officer of the Company). As an executive officer of the Company, Mr. Etchart will also be provided with other benefits customarily provided to executive officers of the Company, including reimbursement of relocation expenses pursuant to Company policy and the compensation and employment arrangements described in this Compensation Discussion and Analysis section and in the Executive Compensation section of this Proxy Statement.

Summary Compensation Table — CEO’s Long-Term Incentives. As reported in the Summary Compensation Table, the CEO’s 2011 long-term incentives (LTIs) are higher than 2010. As a result of the February 2011 stock price being significantly higher than the guideline price as discussed above, the grant date fair value assigned to the 2011 LTI grants, as shown in the Summary Compensation Table, are above the guideline values, which were set to approximate market median levels. (See additional discussion about our approach to setting grant guidelines in the “Grant Guideline Development” section above.) The Compensation Committee believed that this outcome was reasonable since it followed our long-standing method for setting grants — which has worked both ways in past years (for example, in 2009 the stock price at grant was significantly lower than the guideline price) — and 100% of the LTI grants would only be earned if the stock price appreciated significantly or if specific multi-year financial targets were achieved.

Due to SEC disclosure rules, the Summary Compensation Table shows the grant date fair value of LTI grants, which is often very different from the realized value (if any amount is even earned) or current value. As such, in reviewing officer pay tally sheets and making pay-performance assessments we do not use the Summary Compensation Table reported LTI values, instead we focus on the current or potential realizable value at alternative stock prices.

The below table shows the CEO’s 2011 long-term incentive grants, as reported in the Summary Compensation Table, and the grant guideline value (market median levels that were used by the Committee to set the grants). On February 14, 2011, the date of the 2011 long-term incentive grants, our closing stock price was $19.78, which represented 51% appreciation from our December 31, 2010 closing stock price of $13.11. As of December 30, 2011, our closing stock price was $9.19 resulting in total potential realizable value of the grant equal at that time to 37% of the guideline value (and 23% of the Summary Compensation Table value). This variation linked to our stock price performance is consistent with our pay-for-performance philosophy. In order for executives to realize the accounting values reported in the Summary Compensation Table, the Company’s stock price would need to increase to $29.44 for the stock options (which represents a stock price appreciation of 220%) and to $19.78 for performance shares (which represents a stock price appreciation of 115%), and the target financial goals would have to be achieved.

Summary Compensation Table Value					December 30, 2011 Value
Award Type	Number	Grant Price	Grant Date Fair Value	Guideline Value	Value at $9.19 Price	As % of Accounting Cost	As % of Guideline Value
Stock Options	286,900	$19.78	$2,771,454	$1,645,000	$0	0%	0%
Performance Shares (at target)	131,200	$19.78	$2,492,800	$1,645,000	$1,205,728	48%	73%
Total:			$5,264,254	$3,290,000	$1,205,728	23%	37%

CEO 2011 Target Direct Compensation versus 2011 Actual Direct Compensation Realized.    As previously discussed, the Compensation Committee annually sets target total direct compensation at competitive levels with the actual value realized primarily dependent upon financial and stock price performance. As shown in the table below, 2011 actual direct compensation for the CEO was lower than target direct compensation due to less-than-targeted value realized from prior years’ long-term incentive grants.

•	The 2011 target direct compensation opportunity for the CEO was approximately $5.2 million (82% of this amount was variable with the amount realized, if any, based on performance in 2011 and beyond).

•

The 2011 actual direct compensation for the CEO comprised of base salary, STIP award of approximately 121% of target (commensurate with our above target EVA® results with approximately $23 million of EVA® performance improvement), and vesting of the 2008 restricted stock grant (the value realized was commensurate with our stock price performance from date of grant to the vesting date in 2011).

Compensation Element	2011 Target Direct Compensation	2011 Actual Direct Compensation	Note
Base Salary	$940,000	$940,000
STIP	$940,000	$1,137,400	EVA® Improvement of $23 million
Long-Term Incentive — Grant Guideline Value	$3,290,000	$0	Multi-year performance/vesting period for prior year Long-term incentive awards, with no amounts realized during 2011
Long-Term Incentive — Value Realized	$0	$187,910	Restricted Stock granted in 2008 vested during 2011
Total Direct Compensation	$5,170,000	$2,265,310

Stock Ownership Guidelines

Effective beginning in fiscal 2005, the Compensation Committee approved stock ownership guidelines for executive officers. The guidelines provide that by the end of 2010 or within 5 years after the date that the executive officer commenced employment as an officer (or as CEO), whichever is later, each executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x base salary

•	Other executive officers: 3x base salary

Stock ownership includes shares owned outright, restricted stock, and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amounts can be met by vested, in-the-money stock options held by the executive. As of December 31, 2011, each of the named executive officers was in compliance, or projected to be in compliance, with his respective ownership guideline.

If an executive does not meet his/her ownership requirement which is measured as of the end of any given year (or the fifth anniversary of the date the executive officer was named an officer or became CEO), the executive may be required to acquire during the subsequent year, shares of the Company’s stock having a dollar value equal to, at the time of acquisition, 50% of any earned STIP awards payable during such subsequent year, determined after tax, until compliance is achieved.

Other Pay Elements

The Company’s executive officers are eligible to participate in the following other pay elements:

•	Retirement benefits

•	Deferred compensation

•	Perquisites/Other benefits

•	Change in control severance arrangements

Retirement Benefits.    In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits. Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. During 2011, of the named executive officers, only Messrs. Tellock, Laurino and Musial were participants in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump-sum or over a period not to exceed ten years. For any executive who became a participant after December 31, 2008, and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

In addition, active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee. The annual Company contribution in the Retirement Plan feature was suspended as of July 31, 2009, and has not yet been reinstated, such that compensation earned subsequent to July 31, 2009 was not considered in calculating the Company contribution for 2011.

The actuarial change from 2011 in the named executive officers’ SERP benefits and the value of Company annual contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan are presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

Deferred Compensation.    In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP.

Credits to deferred compensation accounts for key employees will also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement plan contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only Common Stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions in 2011 to the Deferred Compensation Plan is presented in the Summary Compensation Table. As with the Retirement Plan feature of the Company’s 401(k) Retirement Plan, the Company’s contribution to the Deferred Compensation Plan was suspended as of July 31, 2009, and has not yet been reinstated. Detailed information about Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation Table.

Perquisites/Other Benefits.    In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites to executives. In 2011, the Company provided the following perquisites and supplemental benefits:

•	Supplemental long-term disability insurance: The Company paid for the amount of the annual premium for long-term disability coverage for each executive above the basic coverage amount.

•	Tax preparation: The Company paid for the fees incurred by the executive in preparing his or her tax return and in planning for subsequent years.

•	Car allowance: The Company paid each executive a car allowance in the amounts noted under the All Other Compensation Table.

•

Spousal/guest travel:    The Company paid for the expense of the executive’s spouse or guest in accompanying the executive at the February Board meeting and at certain other limited, business-related events.

In 2010, the Company eliminated two perquisites — home internet usage and country club memberships. The value of perquisites and supplemental benefits, in total and itemized, provided in 2011 are presented in the Summary Compensation Table and All Other Compensation Table.

Change in Control Severance Arrangements.    In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with certain key executives (including the named executive officers), which provide for the executives’ continued employment (for a three-year period for the CEO and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period. For named executive officers other than the CEO, the severance amount is two years (the CEO is three years) and there is not an excise tax gross-up (the CEO has a conditional excise tax gross-up). In 2011, we did not amend or enter into any new agreements containing change-in-control excise tax gross-up provisions. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan for other forms of employment termination, except for the severance benefits that Mr. Etchart is entitled to as an employee of a French company pursuant to the French collective bargaining agreement, as described in the Executive Compensation section of this Proxy Statement.

Other Executive Compensation Policies

Stock Awards Granting Policy.    In 2011, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees. Stock awards to executive officers consisted of stock options and performance shares. Stock awards to other key employees may have included stock options, performance shares and/or restricted stock. Stock awards were granted in February. Stock awards are also used to attract executives and key employees, and as such, stock awards are at times made to executives and key employees at the time they become employees or officers of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.    The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks.    In addition to any right of recoupment against our CEO or CFO pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, we intend to recoup executive officer compensation, or a portion thereof, to the extent required under rules to be adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Once the SEC and the New York Stock Exchange issue the final rules, we will implement a policy that complies with such rules.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 2003 Incentive Stock and Awards Plan, the 1995 Stock Plan, and the Short-Term Incentive Plan (as amended effective January 1, 2008) are intended to qualify for the performance-based compensation exception under Section 162(m), and the Company is having shareholders vote on the Short-Term Incentive Plan at the 2012 Annual Meeting so that compensation under that plan can continue to qualify under the exception. It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders. All of the named executive officers that are subject to Section 162(m) met the requirements of a “covered officer” under Section 162(m) in 2011.

COMPENSATION COMMITTEE REPORT

Approval of Compensation Discussion and Analysis.    Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2011 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Compensation Consultants.    In carrying out its responsibility to administer the Company’s executive compensation program during 2011, the Compensation Committee retained the services of Pay Governance LLC. Pay Governance LLC did not provide any compensation-related services or advice to management. A separate firm is retained by management to provide compensation consulting services.

Risk Assessment of Compensation Practices.    During 2010, the Compensation Committee retained Pay Governance LLC to complete a comprehensive risk assessment of the Company’s executive compensation program. The risk assessment was conducted as part of the Compensation Committee’s ongoing objective to ensure that the Company’s compensation programs drive shareholder value, which requires attracting, retaining and motivating key talent in a cost effective and risk prudent manner. The analysis by Pay Governance included evaluating the following:

•	Oversight and governance of the executive compensation program

•	Consideration of risk in the executive compensation philosophy and program structure

•	Design of the executive compensation program relative to the Company’s objectives and market practices

•	The role and composition of performance metrics

In completing the risk assessment, Pay Governance worked with various business leaders (including the Chief Financial Officer, the General Counsel and the Senior Vice President of Human Resources and Administration) to understand the Company’s governance processes, pay programs, materiality threshold and other relevant factors. The findings of the risk assessment included the following:

•	The Board and the Compensation Committee oversee and govern all elements of executive compensation

•	Risk has been incorporated into the executive compensation philosophy and structure

•	Incentive compensation plans have been designed consistent with the Company’s objectives and market practices

•	Performance metrics reflect risk and use of capital, quality and sustainability of results and employee line of sight over multiple time horizons

•	Compensation plan governance processes clearly define oversight roles to assure that compensation plans are aligned with business goals and risk tolerances

The risk assessment found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Based on the Compensation Committee’s review of the assessment and its own understanding of the Company’s compensation policies and practices, the Compensation Committee concurred with the findings for 2010 and has determined that the findings remain valid for 2011 compensation policies and practices.

In further considering how compensation practices may incentivize risks, it is important to understand that the Company operates in two principal segments: Cranes and Related Products (the “Crane segment”) and Foodservice Equipment (the “Foodservice segment”). The basic compensation elements are the same across these segments and the entire organization. Those elements are base salary, short-term incentives and long-term incentives, all as described in the Compensation and Discussion Analysis. However, typically the market demand for Crane segment products is much more cyclical than the market demand for Foodservice segment products. Therefore, notwithstanding the fact that the compensation policies and practices of the Company are the same for both segments, short-term incentive compensation based on results in the Crane segment tends to have greater variances over a given period of time than the incentive compensation based on results in the Foodservice segment over the same period of time. The short-term incentive compensation for employees who work in the Company’s corporate offices is based on the overall results of the Company and not just the results of a particular segment.

As explained in the Compensation and Discussion Analysis, the Company’s Short-Term Incentive Plan rewards eligible participants for maximizing shareholder value, which is measured by EVA®, a technique which measures the economic profit generated by a business (see Compensation Elements section in the Compensation and Discussion and Analysis section above). As such, all participants can affect the short-term incentive compensation in a like manner — by helping the Company and/or the segment in which the participant is employed, to generate more economic profit for the period on which the short-term incentive compensation is based.

As also explained in the Compensation and Discussion Analysis, long term incentive awards are granted to employees under the Company’s 2003 Incentive Stock and Awards Plan. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. During 2011, only stock options, performance shares and restricted stock were awarded to employees (restricted stock was not granted to executive officers). Inherent in stock-based awards is the risk associated with changes in the value of the Company’s stock. Long-term incentive awards, by their nature, are granted to align the interests of the award recipients with those of shareholders by allowing the award recipients to share in the growth and financial success of the Company as reflected in the Company’s stock price over several years. Thus, all award recipients can affect the value of the stock awards by helping the Company to increase the value of Company stock.

Consideration of 2011 Say-on-Pay Advisory Vote.    At the 2011 Annual Meeting the Company received meaningful approval of the compensation of the Company’s named executive officers with over 74 % of the advisory votes cast on the proposal, cast in favor of the compensation of the named executive officers. The Compensation Committee considered these results as substantial support of the Company’s compensation and pay-for-performance philosophy and direction and incorporated these results as one of the many factors considered in connection with the discharge of its responsibilities. Because of the substantial support, the Compensation Committee did not implement changes to the executive compensation program as a direct result of the shareholder’s advisory vote. Nevertheless, as part of the Compensation Committee’s ongoing review of the executive compensation program to ensure it best reflects the long-term business strategy and is aligned to shareholders, the Compensation Committee made additional changes effective for 2012 as described in the Compensation Discussion and Analysis.

Compensation Committee
Cynthia M. Egnotovich, Chair
Virgis W. Colbert
Donald M. Condon, Jr.
James L. Packard

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by the named executive officers during the fiscal year ending December 31, 2011.

•	Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation (STIP payouts) columns.

•

The grant date fair value of equity-based grants is shown in the Stock Awards and Options Awards columns. None of this amount was realized during 2011; instead the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years.

•

The 2011 Stock Awards were delivered solely through performance shares, which are only earned if specific multi-year financial goals are achieved, and the value of shares earned, if any, is based on our stock price at the time of payment.

•	The 2009 and 2010 Stock Awards were delivered solely through restricted stock, which vests three years after the date of grant.

•

The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above market earnings on nonqualified deferred compensation. The amount consists entirely of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (for 2011 this reflects the change from December 31, 2010 to December 31, 2011).

•

For additional context regarding the CEO’s 2010 and 2011 long-term incentive compensation, see the Compensation Discussion and Analysis, including the sections “Summary Compensation Table — CEO’s Long-term Incentives” on page 48 and footnote 8 to the Summary Compensation Table below.

Name & Principal Position	Year	Salary		Bonus	Stock Awards (1)(3)	Option Awards (1)(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Glen E. Tellock	2011	$940,000		$0	$2,492,800	$2,771,454	$1,137,400	$1,294,486	$47,436	$8,683,576	(8)
President and Chief	2010	$840,000		$0	$831,955	$2,117,520	$586,320	$501,737	$27,853	$4,905,385	(8)
Executive Officer	2009	$716,692	(2)	$0	$224,469	$699,867	$0	$342,154	$49,992	$2,033,174
Carl J. Laurino	2011	$405,000		$0	$552,900	$614,376	$318,533	$233,787	$11,787	$2,136,383
Senior Vice President &	2010	$340,000		$0	$130,525	$415,200	$154,258	$137,610	$14,705	$1,192,298
Chief Financial Officer	2009	$312,273	(2)	$0	$45,864	$142,317	$0	$98,881	$33,950	$633,285
Eric P. Etchart	2011	$440,000		$0	$669,200	$778,596	$377,608	$0	$457,383	$2,722,787
President — Manitowoc	2010	$390,000		$0	$254,240	$524,190	$145,509	$0	$231,044	$1,544,983
Crane Group	2009	$383,942	(2)	$0	$56,007	$175,014	$0	$0	$63,758	$678,721
Michael Kachmer	2011	$440,000		$0	$699,200	$778,596	$352,506	$0	$18,665	$2,288,967
President — Manitowoc	2010	$390,000		$0	$254,240	$524,190	$407,384	$0	$13,734	$1,589,548
Foodservice Group	2009	$348,108	(2)	$0	$56,007	$175,014	$0	$0	$33,890	$613,019
Thomas G. Musial	2011	$398,000		$0	$482,600	$536,130	$313,027	$357,789	$54,256	$2,141,802
Senior Vice President,	2010	$385,000		$0	$141,875	$453,087	$174,675	$365,117	$22,919	$1,542,673
Human Resources & Administration	2009	$358,346	(2)	$0	$44,982	$140,049	$0	$334,970	$50,391	$928,738

(1)

The amounts listed in the “Stock Awards” and “Option Awards” columns now represent the aggregate grant date fair value of such awards in accordance with Accounting Standards Codification Topic 718 (“ASC 718”).

(2)

There was no increase in the annual base salary rate in 2009 over the 2008 annual base salary for any of the named executive officers. Additionally, the 2009 salary amounts reflect a pay reduction for all named executive officers equal to 3% of their base salary for the pay periods commencing July 26, 2009 through December 26, 2009; the salary previous to the 3% reduction was reinstated beginning on December 27, 2009.

(3)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The restrictions on restricted stock awards lapse on the third anniversary of the grant date. For 2009 and 2010, the awards represented in this column are shares of restricted stock. For 2011, the awards represented in this column are performance shares. The value for the 2011 grant of performance shares is based on the target number of shares that could be earned if the performance goals are met. The actual number of shares issued at the end of the performance period may be more or less than the target award, depending upon the actual performance in comparison to the target performance goals. For performance at “maximum,” each named executive officer may earn up to two (2) times the value reported for performance shares.

(4)

Reflects the grant date fair value of the awards granted in each year shown as computed under FASB ASC Topic 718. The options expire ten years from the grant date, options granted in 2009 and 2010 vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary. Options granted in 2011 vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(5)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects the amount earned for performance during the year indicated but not paid until the next year.

(6)

Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (for 2011 this reflects the change from December 31, 2010 to December 31, 2011). The Company does not provide above-market earnings on non-qualified deferred compensation.

(7)	Consists of compensation included in the All Other Compensation Table which follows this table.

(8)

The CEO’s actual base salary, annual incentive award (“STIP Payout”), and long-term incentive values realized during 2010 and 2011 are presented below. The actual values realized presented below for long-term incentives are different than amounts in the Summary Compensation Table above, which presents the grant date fair value. Commensurate with our stock price performance during 2011, there were no amounts realized by the CEO from the exercise of prior stock option grants and limited value realized from the vesting of restricted stock granted during 2008.

Calendar Year	Base Salary	STIP Payout	Long-Term Incentive Values Realized		Total Actual Realized Compensation
			Option Exercises	Stock Vesting
2011	$940,000	$1,137,400	$0	$187,910	$2,265,310
2010	$840,000	$586,320	$0	$111,688	$1,538,008

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plans(1)	Company Contributions to Deferred Compensation Account(2)	Insurance Premiums	Tax Preparation Fee Reimbursement	Car Allowance	Other(3)	Total
Glen E. Tellock	2011	$6,575	$0	$4,675	$8,364	$15,600	$12,222	$47,436
	2010	$1,644	$0	$4,675	$3,254	$15,600	$2,660	$27,833
	2009	$20,850	$0	$4,855	$3,197	$16,900	$4,190	$49,992
Carl J. Laurino	2011	$0	$0	$987	$0	$10,800	$0	$11,787
	2010	$1,644	$171	$987	$554	$10,800	$549	$14,705
	2009	$20,850	$375	$1,025	$0	$11,700	$0	$33,950
Eric P. Etchart	2011	$0	$0	$0	$22,795	$10,800	$423,788	$457,383
	2010	$0	$0	$0	$0	$10,800	$220,244	$231,044
	2009	$0	$0	$0	$13,210	$11,700	$38,848	$63,758
Michael J. Kachmer	2011	$6,575	$0	$1,290	$0	$10,800	$0	$18,665
	2010	$1,644	$0	$1,290	$0	$10,800	$0	$13,734
	2009	$20,850	$0	$1,340	$0	$11,700	$0	$33,890
Thomas G. Musial	2011	$7,350	$0	$7,079	$27,819	$10,800	$1,208	$54,256
	2010	$1,644	$0	$7,079	$3,396	$10,800	$0	$22,919
	2009	$20,850	$0	$7,351	$10,490	$11,700	$0	$50,391

(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. The Company match component was suspended as of August 31, 2009 until October 3, 2010, such that there was no Company match for the period from September 1 through October 2, 2010. Additionally, the annual Company contribution in the retirement plan feature was suspended as of July 31, 2009, and has not yet been reinstated such that compensation earned from commencing August 1, 2009, through the end of 2011 was not considered in calculating the Company contribution for the retirement plan feature for 2009, 2010 or 2011

(2)

Consists of contributions made by the Company in the year subsequent to the year indicated, based on performance in the year indicated, to the Company’s Deferred Compensation Plan and credited to the executive’s account. As with the Retirement Plan feature of the Company’s 401(k) Retirement Plan, the Company’s contribution to the Deferred Compensation Plan was suspended as of July 31, 2009, and has not yet been reinstated. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement account contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

(3)

For 2011, includes (a) $423,351 of ex-pat fees (including tax gross-ups) for Mr. Etchart and his family, and (b) personal use of the Company aircraft — Glen E. Tellock—$11,032 and Eric P. Etchart—$438.

For 2010, includes (a) $219,484 of ex-pat related fees (including tax gross-up) for Mr. Etchart and his family, and (b) personal use of the Company aircraft — Glen E. Tellock — $2,660; Carl J. Laurino — $549; and Eric P. Etchart — $760.

For 2009, includes (a) a portion of club membership fees which were not Company–related for Mr. Tellock, and (b) $38,848 of ex-pat related fees for Mr. Etchart and his family. For 2009, this amount does not include an estimate of $100 each for meals, airfare and related expenses for any spouse or guest of an executive who attended the February Board meeting. Spouses or guests were invited to attend the February Board meeting with the executive at the Company’s expense.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the 2011 awards under the Company’s Short-Term Incentive Plan (“STIP”) and the 2003 Incentive Stock and Awards Plan (stock options and performance shares). Any STIP awards earned in 2011 were paid in the first quarter of 2012. Other than the stock option awards and the performance share awards, which are disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2011.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (1)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glen E. Tellock	STIP	2-14-11	-0-	$940,000	$2,350,000
	Stock Options	2-14-11							286,900	$19.78	$2,771,454
	Performance Shares	2-14-11				65,600	131,200	262,400			$2,492,800
Carl J. Laurino	STIP	2-14-11	-0-	$263,250	$658,125
	Stock Options	2-14-11							63,600	$19.78	$614,376
	Performance Shares	2-14-11				14,550	29,100	58,200			$552,900
Eric P. Etchart	STIP	2-14-11	-0-	$308,000	$770,000
	Stock Options	2-14-11							80,600	$19.78	$778,596
	Performance Shares	2-14-11				18,400	36,800	73,600			$699,200
Michael J. Kachmer	STIP	2-14-11	-0-	$308,000	$770,000
	Stock Options	2-14-11							80,600	$19.78	$778,596
	Performance Shares	2-14-11				18,400	36,800	73,600			$699,200
Thomas G. Musial	STIP	2-14-11	-0-	$258,700	$646,750
	Stock Options	2-14-11							55,500	$19.78	$536,130
	Performance Shares	2-14-11				12,700	25,400	50,800			$482,600

(1)

Reflects the grant date fair value of the awards granted in 2011 as computed under ASC 718. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(2)

Reflects the grant date fair value of the awards granted in 2011 as computed under ASC 718. The performance shares granted in 2011 are earned based on a two-year performance cycle, with 75% of the shares earned, issued after the end of the two-year period and the remaining 25% issued at the end the following year if the executive remains employed with the Company through the end of the third year. The performance shares granted in 2011 can be earned based on two equally-weighted financial measures: EVA® and total debt reduction (as further explained in the Compensation Discussion and Analysis).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the stock option, restricted shares and performance shares awards previously granted to the named executive officers (in any year prior to 2012), that were outstanding at the end of 2011 either due to the award not yet vesting or due to the executive’s decision not to exercise vested stock options.

Name	Option Awards(1)				Stock Awards(2)(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glen E. Tellock	180,000 90,400 66,200 28,050 31,700 20,250 92,575 0	0 0 0 9,350 31,700 6,750 277,725 408,000 286,900	$6.3075 $10.1400 $26.1000 $29.5150 $39.1300 $36.0400 $4.4100 $11.3500 $19.7800	October 15, 2012 May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 May 1, 2017 February 24, 2019 February 11, 2020 February 14, 2021	124,200 262,400	(2) (3)	$1,141,398 $2,411,456	(4) (5)
Carl J. Laurino	36,688 62,800 47,200 20,700 9,200 18,825 0 0	0 0 0 6,900 9,200 56,475 80,000 63,600	$6.3075 $10.1400 $26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800	October 15, 2012 May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021	21,900 58,200	(2) (3)	$201,261 $534,858	(4) (5)
Eric P. Etchart	9,600 18,239 10,500 10,800 15,000 3,452 0 0	0 0 3,500 10,800 5,000 69,450 101,000 80,600	$10.2150 $18.7225 $29.5150 $39.1300 $36.0400 $4.4100 $11.3500 $19.7800	February 25, 2015 February 24, 2016 February 27, 2017 February 15, 2018 May 1, 2017 February 24, 2019 February 11, 2020 February 14, 2021	35,100 73,600	(2) (3)	$322,569 $676,384	(4) (5)
Michael J. Kachmer	37,500 6,500 23,150 0 0	12,500 6,500 69,450 101,000 80,600	$29.5150 $39.1300 $4.4100 $11.3500 $19.7800	February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021	35,100 73,600	(2) (3)	$322,569 $676,384	(4) (5)
Thomas G. Musial	90,600 64,000 46,200 17,250 8,950 18,525 0 0	0 0 0 5,750 8,950 55,575 87,300 55,000	$6.3075 $10.1400 $26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800	October 15, 2012 May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021	22,700 50,800	(2) (3)	$208,613 $466,852	(4) (5)

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under the Company’s 2003 Incentive Stock and Awards Plan and/or the 1995 Stock Plan.

(2)	Consists of restricted stock awarded under the Company’s 2003 Incentive Stock and Awards Plan.

(3)	Consists of performance shares awarded under the Company’s 2003 Incentive Stock and Awards Plan.

(4)	Market value of restricted stock calculated based on the closing stock price on December 30, 2011, the last trading day of 2011, of $9.19.

(5)

Plan-to-date performance for the performance awards granted in 2011 is 131.83%; therefore, the value of the award is shown at the maximum award amount which is two (2) times the target award amount. The market value is calculated based on the closing stock price on December 30, 2011, of $9.19.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the number of restricted shares as to which restrictions lapsed during 2011. The value realized from the exercise of stock options reflects the total pre-tax value realized by the officers (stock price at exercise minus the option’s exercise price). Value from option exercises was only realized to the extent the Company’s stock price increased relative to the exercise price (stock price at grant). These stock options and shares of restricted stock were granted to the named executive officers prior to 2011; consequently, the value realized by the executives was actually earned over several years.

Name	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen E. Tellock	0	$0	9,500	$187,910
Carl J. Laurino	0	$0	2,800	$55,384
Eric P. Etchart	19,698	$225,065	3,200	$63,296
Michael J. Kachmer	0	$0	2,000	$39,560
Thomas G. Musial	0	$0	2,700	$53,406

(1)	The dollar value realized by stock option exercises in 2011 represents the total pre-tax value realized by the named executive officers upon exercise.

(2)

Represents the number of shares of restricted stock as to which restrictions lapsed at market value, which was the closing stock price on the lapse date. In 2011, the restrictions lapsed on February 15, 2011, with a closing stock price of $19.78.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits

(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2011.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Glen E. Tellock	SERP	11.58	$4,927,884	$0
Carl J. Laurino	SERP	5.00	$844,571	$0
Eric P. Etchart	SERP	0	$0	$0
Michael J. Kachmer	SERP	0	$0	$0
Thomas G. Musial	SERP	11.58	$4,819,955	$0

(1)

Reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company and satisfies other criteria determined by the Compensation Committee. Mr. Tellock and Mr. Musial became plan participants at the time of the plan’s adoption in 2000. Mr. Laurino began participating under the plan as of January 1, 2007. Mr. Etchart and Mr. Kachmer were not plan participants during 2011. As of December 31, 2011, the named executive officers had the following actual years of service with the Company: Glen E. Tellock — 20.98 years, Carl J. Laurino — 11.99 years, Eric P. Etchart — 28.67 years, Michael J. Kachmer 4.83, and Thomas G. Musial — 34.42 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and non-equity incentive plan compensation (which prior to 2008 included two payout components) payable for each year for the five consecutive calendar year period when the participants receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has at least five credited years of service with the Company and/or its subsidiaries and satisfies other criteria determined by the Compensation Committee. Additionally, for any executive who becomes a participant after December 31, 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55 % target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2011:

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Glen E. Tellock	$29,316	$0	$(49,075)	$0	$355,790
Carl J. Laurino	$35,676	$0	$(16,140)	$0	$271,050
Eric P. Etchart	$0	$0	$0	$0	$0
Michael J. Kachmer	$0	$0	$0	$0	$0
Thomas G. Musial	$0	$0	$(40,189)	$0	$1,213,845

(1)

Reflects elective deferrals of compensation earned or payable in 2011. These amounts were also included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

Post-Employment Compensation

In 2010 the Company entered into new Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers (and certain other key executives and employees of the Company and certain subsidiaries) that replaced previously existing contingent employment agreements. The 2010 Contingent Employment Agreements reduced the compensation and benefits that were available under the previous agreements and also modified the definition of “change in control” in order to make it more difficult for the Contingent Employment Agreements to be activated in the event of a merger or consolidation transaction involving the Company.

The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period of time (three years in the case of the chief executive officer and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change in control. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon his contributions and the level of increases provided to other officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period, if the executive first attains the age of 65, voluntarily retires from the Company, or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause following a change in control during the period of time, the executive is entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the earlier of the end of the applicable employment period or until the employee reaches age 65. Upon a change in control, stock options fully vest, restrictions on restricted stock or similar securities lapse and each holder of performance shares has the right to receive, in exchange for the performance share, cash equal to a pro-rated amount of performance shares based on the amount of time that has lapsed during the performance period up to the change in control. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control.

For each of the named executive officers other than Mr. Etchart and Mr. Kachmer, the executive has the right to terminate his or her employment at any time within ninety days following a change in control without good reason and receive the benefits that he would otherwise be entitled to receive if the Company had terminated the named executive officer without cause, except that the amount of base salary and incentive compensation that the named officer would otherwise be entitled to receive if he had been terminated by the Company without cause, is reduced by 50%. Neither Mr. Etchart nor Mr. Kachmer has the right to receive any severance compensation in the event he terminates his agreement without good reason during the ninety day period following a change in control. Furthermore, if a named executive officer is terminated by the Company without cause within six months prior to a change in control and it is reasonably demonstrated by the employee that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (ii) otherwise arose in connection with or in anticipation of a change in control, the employee will be entitled to the severance payment and benefits that he would have otherwise have received if he were terminated by the Company without cause following a change in control.

For the chief executive officer only, if any of the payments to the chief executive officer constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Company will pay the executive an amount necessary to offset any excise taxes or additional taxes resulting from the payment of any excess parachute payment (the “tax gross up amount”); provided, however, that if the payments exceed three times the base compensation amount of Section 280G of the Internal Revenue Code (the “Safe Harbor Amount”), but do not exceed one hundred ten percent (110%) of the Safe Harbor Amount, the tax gross up amount will not be paid and the amount payable to the chief executive officer will be reduced to the Safe Harbor Amount. The other named executive officers would receive “best net” treatment (the greater of (a) benefits up to the Safe Harbor Amount or (b) the executive receiving the full amount and paying any excise taxes) and are not entitled to any tax gross up amount.

The Contingent Employment Agreements also provide that if the executive is terminated (i) by the Company without cause prior to the end of the employment period, (ii) by the Company within six months prior to a change in control in anticipation of a change in control as explained above, or (iii) by the executive without good reason within ninety days following a change in control, the executive will be prohibited from competing with the Company for (y) the lesser of two years or the unexpired term of the employment period or (z) two years in the case of a termination of the Company within six months prior to a change in control in anticipation of a change in control as described above.

Estimated Payments Upon A Change In Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2011. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, if any, will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

Name	Base Salary(1)	Annual Incentive-Based Compensation(2)	Stock Options(3)	Restricted Stock Awards(4)	Performance Shares(5)	Benefits(6)	Excise Tax Gross Up(7)	Total
Glen E. Tellock	$2,820,000	$1,723,720	$1,327,526	$1,141,398	$602,864	$55,500	$0	$7,671,008
Carl J. Laurino	$810,000	$315,194	$269,951	$201,261	$133,715	$37,000	$0	$1,767,121
Eric P. Etchart	$880,000	$348,745	$331,971	$322,569	$169,096	$37,000	$0	$2,089,381
Michael J. Kachmer	$880,000	$506,593	$331,971	$322,569	$169,096	$37,000	$0	$2,247,229
Thomas G. Musial	$796,000	$325,135	$265,649	$208,613	$116,713	$20,600	$0	$1,732,710

(1)	Represents 3 times Mr. Tellock’s and 2 times each of the other executive’s base salary on December 31, 2011.

(2)

Represents 3 times Mr. Tellock’s and 2 times each of the other executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed 3 fiscal years (2009 through 2011).

(3)	Intrinsic value of unvested stock options based on the closing trading price ($9.19) of the Company’s Common Stock at December 30, 2011, the last trading day of 2011.

(4)

Represents the value of unvested restricted stock, on which restrictions would lapse upon a change in control, based on the closing price ($9.19) of the Company’s common stock at December 30, 2011, the last trading day of 2011.

(5)	Represents the value of performance shares awarded at target based on the closing price ($9.19) of the Company’s common stock on December 30, 2011, the last trading day of 2011.

(6)	Represents 3 times in the case of Mr. Tellock and 2 times in the case of each of the other executives, the value of the annual benefits provided to the executive.

(7)

Represents the estimated amount payable for excise and related income taxes owed on potential severance-related payments following a change in control and termination of employment, as of December 31, 2011. The estimate was developed based on applicable provisions of the Internal Revenue Code.

As stated in the Compensation Discussion and Analysis, the Company also has a formal severance pay plan which establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan or other forms of employment termination except in the event of a change in control as described above, and except for the severance benefits to which Mr. Etchart is entitled as employee of a French company pursuant to the French collective bargaining agreement, as described below.

Eric P. Etchart Severance Benefits

As mentioned previously, as an employee of Manitowoc France SAS, Mr. Etchart is also covered by a collective bargaining agreement, Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie. The collective bargaining agreement provides for certain severance payments to which Mr. Etchart would be entitled, determined as follows: 128.6% of the sum of (a) 1/5 of one month’s salary and incentive compensation per year of service for the first seven years of service, plus (b) 3/5ths of one month’s salary and incentive compensation per year of service for each year of service above seven years. For purposes of the foregoing, one month’s salary and incentive compensation is deemed to be 1/12th of the total salary and incentive compensation for the twelve months preceding the severance date. Since Mr. Etchart’s employment began in 1983, he has 28 years of seniority for purposes of calculating his severance. Therefore, assuming a December 31, 2011 termination date, his severance would be $1,226,412 which is calculated based on the following formula: ((1/5 × 7) + (3/5 × 21))×1.286 = 18 multiplied by 1/12th of his total salary and incentive compensation for 2011, or 18 × 1/12 × $817,608 = $1,226,412. Additionally under the terms of the collective bargaining agreement, Mr. Etchart is entitled to six months notice of termination. Mr. Etchart would be entitled to his full compensation and benefits during the six month notice period.

10.	MISCELLANEOUS

Other Matters

Management knows of no business which will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2013 must be received no later than November 28, 2012, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2012 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year’s Annual Meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to March 22, 2012, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2011 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

March 22, 2012

SHORT-TERM INCENTIVE PLAN

Effective January 1, 2005

As Amended Effective January 1, 2012

ARTICLE I

Statement of Purpose

1.1

The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value. In order to align eligible salaried employees’ incentives with shareholder interests, incentive compensation will reward the creation of value. The Plan will tie incentive compensation to Economic Value Added (“EVA®”) and, thereby, reward employees for creating value. Effective for the fiscal year commencing January 1, 2005, this Plan replaced the Management Incentive Compensation Plan (Economic Value Added (EVA®) Bonus Plan), created effective July 4, 1993, as amended (the “Prior Plan”). This Plan was amended effective January 1, 2007 and again effective January 1, 2008.

1.2

EVA is the performance measure of value creation. EVA reflects the benefits and costs of capital employment. Employees create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. Employees destroy value when they employ capital in an endeavor that generates a return that is less than the cost of capital employed. By subtracting a capital charge from the operating profits generated by a business group, EVA measures the total value created by employees.

EVA = (Net Operating Profit After Tax—Capital Charge)

1.3

Each Plan Participant is assigned a target annual incentive award (bonus) opportunity (expressed as a percentage of base salary) for a year. A Participant’s target award opportunity, in any one year, is the result of multiplying the Participant’s Target Bonus Percentage by the Participant’s Base Pay. A Participant’s incentive award earned in any one year is the result of multiplying the Actual Bonus Percentage by the Participant’s Base Pay. Incentive awards earned can range from 0% to 200% of the target award opportunity. Earned awards will be fully paid out after the end of the year.

1.4

With respect to any corporate officer as of the February Committee meeting in a given calendar year (“Covered Officer”), the Plan is intended to qualify for the “performance-based compensation” exception from the deductibility limitation under Internal Revenue Code Section 162(m) and shall be so interpreted and administered.

ARTICLE II

Definition of EVA and the Components of EVA

Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1

“Participating Group” means a business division or group of business divisions which are uniquely identified for the purpose of calculating EVA and EVA-based bonus awards. Some Participants’ awards may be a mixture of more than one Participating Group. For the purpose of this Plan, the Participating Groups are determined by the Committee and may be revised by the Committee from time-to-time as they deem appropriate, provided that the Participating Groups for any particular year shall be established no later than the February Committee meeting.

2.2	“Capital” means the net investment employed in the operations of each Participating Group. The components of Capital are as follows:

Gross Accounts Receivable (including trade A/R from another Manitowoc unit–See Notes 2 and 3)
Plus:	Gross FIFO Inventory (See Note 3)
Plus:	Other Current Assets
Less:	Non-Interest Bearing Current Liabilities (NIBCL’s—See Note 1)
Plus:	Net PP&E
Plus:	Other Operating Assets
Plus:	Capitalized Research & Development
Plus:	Goodwill acquired after July 3, 1993
Plus:	Accumulated Amortization on Goodwill acquired after July 3, 1993
Plus (Less):	Special Items

Equals:	Capital

Notes:

(1)	NIBCL’s include trade A/P to another Manitowoc unit (see Note 2), and include liabilities associated with receivable factoring programs as well as capital lease obligations.

(2)	Intercompany trade payables and receivables will be excluded from EVA capital if outstanding longer than the approved payment date per intercompany payment terms.

(3)

Accounts receivable reserve balances recorded at acquisition date will be treated as reductions to EVA capital and changes excluded from NOPAT up to the balance in the acquisition reserve for a 12-month period subsequent to the acquisition date. Inventory reserve balances recorded at acquisition date will be treated the same as accounts receivable above except for spare parts inventory which will be excluded from Capital and NOPAT over a three-year period at a rate of 1/3 less each year.

2.3	Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the Fiscal Year.

2.4

“Cost of Capital” or “C*” means the weighted average of the after tax cost of debt and equity for the year in question. The Cost of Capital will be reviewed annually and revised if it has changed significantly. The Cost of Capital is determined pursuant to Exhibit A and the following:

(a)	Cost of Equity = Risk Free Rate + (Beta x Market Risk Premium)

(b)	Debt Cost of Capital = Debt Yield x (1 – Tax Rate)

(c)

The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to a fixed debt to capital ratio of 40%. The Risk Free Rate is the average daily closing yield rate on 30 year U.S. Government Bonds for the month of December immediately preceding the Plan year, the Beta is one, and the Market Risk Premium is 5%. The Debt Yield is the projected weighted average yield on the Company’s long term obligations for the 12 month period ending December 31 of the Plan year, and the Tax Rate is determined as set forth in subparagraph 2.4(e).

The debt to capital ratio, Beta, and Market Risk Premium assumptions will be reviewed and updated if necessary at least every three years.

(d)	Short-term debt is to be treated as long-term debt for purposes of computing the Cost of Capital.

(e)	For purposes of determining the Cost of Capital, the “Tax Rate” for any particular year shall be equal to the audited tax rate of the Company for the previous calendar year.

2.5	“Capital Charge” means the deemed opportunity cost of employing Capital in the business of each Participating Group. The Capital Charge is computed as follows:

Capital Charge = Capital x Cost of Capital (C*)

2.6	“Net Operating Profit” or “NOP” and “Net Operating Profit After Tax” or “NOPAT”

“NOP” means the before tax cash earnings attributable to the capital employed in the Participating Group for the year in question, and “NOPAT” means the after tax cash earnings attributable to the capital employed in the Participating Group for the year in question. The components of NOP and NOPAT are as follows:

Operating Earnings
Plus:	Increase (Decrease) in Capitalized R & D (See Note 1)
Plus:	Increase (Decrease) in Bad Debt Reserve
Plus:	Increase (Decrease) in Inventory Reserves
Plus:	Amortization of Goodwill (resulting from annual US GAAP impairment analyses)
Less:	Other Expense (Excluding interest on debt and including interest on factored receivables)
Plus:	Other Income (Excluding investment income)
Equals:	Net Operating Profit (NOP)
Less:	Taxes (See Note 2)
Equals:	Net Operating Profit After Tax (NOPAT)

(1)	R & D is Capitalized, and amortized over a five-year period and is defined in the U.S. Federal R&D Tax Credit Regulation.

(2)	For purposes of calculating NOPAT, Taxes will be the actual annual effective tax rate for the Company as a whole for the particular year.

2.7	“Economic Value Added” or “EVA” means for Participants in the salary grade of the Company of 210 and above, the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

NOPAT
Less:	Capital Charge
Equals:	EVA (which may be positive or negative)

“Economic Value Added” or “EVA” means for Participants in the salary grade of the Company of 209 and below, the NOP that remains after subtracting the Capital Charge, expressed as follows:

NOP
Less:	Capital Charge
Equals:	EVA (which may be positive or negative)

ARTICLE III

Definition and Computation of Target Bonus Award

3.1	“Actual EVA” means the EVA as calculated for each Participating Group for the year in question.

3.2

“Target EVA” for the year in question means the level of EVA that is expected in order for the Participating Group to receive the Target Bonus Award. Target EVA for the year in question is determined as follows:

“Target EVA” = Last Year’s Actual EVA+ Expected Improvement in EVA

3.3

“Expected Improvement in EVA” means the constant EVA improvement that is added to shift the target up each year. It is determined by the expected growth in EVA per year. The Expected Improvement factors are determined by the Committee and will be evaluated and recalibrated by the Committee, as appropriate, no less than every three years. Expected Improvement may be different for each Participating Group.

3.4

“Base Pay” for any particular year, means (a) for all Participants other than Covered Officers, the base pay actually received for the calendar year; and (b) for Covered Officers, the base pay actually received prior to the February Committee meeting and the rate of base pay in effect immediately after the February Committee meeting in the given calendar year, such that salary increases for a Covered Officer after the February Committee meeting are not considered for such year. Notwithstanding the foregoing, for a Covered Officer whose employment terminates prior to December 31 of a calendar year, Base Pay is reduced to a pro-rata amount based on the period of time actually employed during the year.

3.5	“Target Bonus Award” for the year means the “Target Bonus Percentage” multiplied by a Participant’s Base Pay.

3.6

“Target Bonus Percentage” for a Participant who is Covered Officer is the percentage assigned to the Covered Officer for a particular year by the Committee no later than the February Committee meeting for that year. “Target Bonus Percentage” for a Participant other than a Covered Officer is the percentage assigned to the Participant for a particular year by the Administrator no later than the February Committee meeting for that year. In any case, the Target Bonus Percentage for any Participant may not be greater than 150% of salary and the maximum potential annual award for any Participant may not exceed $3 million.

3.7	“Actual Bonus Award” for the year in question means the bonus earned by a Participant and is computed as the Actual Bonus Percentage multiplied by a Participant’s Base Pay for the year in question.

3.8	“Actual Bonus Percentage” is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.

3.9	“Bonus Performance Value” is an amount determined as follows:

(a)

Base Formula. “Bonus Performance Value” means the Actual EVA minus the Target EVA, divided by the Leverage Factor, plus 1.0 [((Actual EVA – Target EVA)/Leverage Factor) + 1.0]; subject, however, to the following subparagraph (b).

(b)

Floor/Ceiling. If the calculation of the Bonus Performance Value is less than zero (0), the Bonus Performance Value shall be deemed to be zero (0) , and if the calculation of the Bonus Performance Value exceeds 2.0, the Bonus Performance Value shall be deemed to be 2.0.

3.10

“Leverage Factor” is the negative (positive) deviation from Target EVA necessary before a zero (two times Target) bonus is earned. The Leverage Factors are determined by the Committee and will be evaluated and recalibrated, as appropriate, no less than every three years. The Leverage Factor may be different for each Participating Group.

3.11

“Adjustment Guidelines” are guidelines the Compensation Committee of the Board of Directors (Committee) will consider in determining the potential treatment of any material, non-recurring or unusual items (see Exhibit B).

3.12

A Participant’s classification is determined by the Board of Direcotors upon recommendation by the Committee for officers of The Manitowoc Company, Inc., and by the Senior VP of HR & Administration for all new participants below the level of corporate officer.

ARTICLE IV

Payment of Actual Bonus Awards

4.1

Beginning with the fiscal 2008 Plan year, Actual Bonus Awards earned will be fully paid out after the end of the year at such time as the Committee but not later than March 15 of the calendar year following the performance period, unless (a) deferred pursuant to Section 4.2 or (b) otherwise permitted pursuant to the exemption provisions of Section 409A of the Internal Revenue Code.

4.2

Notwithstanding the provisions of Section 4.1, the Committee may permit or require a Participant to defer receipt of the payment of an Actual Bonus Award to the extent provided under any deferred compensation plan of the Company. Notwithstanding the foregoing, any deferral made in accordance with this Section 4.2 shall satisfy the rquirements of Section 409A of the Internal Revenue Code.

ARTICLE V

Plan Participation, Transfers and Terminations

5.1

Participants. Except as otherwise provided (primarily in Section 8.1) the Administrator will determine who shall participate in the Plan (“Participant(s)”). Employees designated for Plan participation shall be salaried employees of The Manitowoc Company, Inc. or its affiliates (the “Company”). In order for a Participant to receive or be credited with their Actual Bonus Award for a Plan year, the Participant must have (i) remained employed by the Company through the last day of such Plan year, (ii) terminated employment with the Company for any reason during the Plan year at or after the earlier of attainment of age sixty, or the first of the month following the date on which the participant’s attained age plus years of service with the Company equal 80, (iii) suffered a “disability” as defined in the Company’s long term disability benefits program during the Plan year, or (iv) died during the Plan year. In all other cases of termination of employment prior to the last day of the Plan year, a Participant shall not be entitled to any Actual Bonus Award for such Plan year.

5.2

No Guarantee. Participation in the Plan provides no guarantee that a payment under the Plan will be made. Selection as a Participant is no guarantee that payments under the Plan will be made or that selection as a Participant will be made in any subsequent calendar year.

ARTICLE VI

General Provisions

6.1

Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3

No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4

Claims for Benefits. In the event a Participant (a “claimant”) desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing their entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the claimant asserts entitles the claimant to benefits. Failure by the claimant to submit a claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan.

6.5

Denial and Appeal of Claims. In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or the claimant’s duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim. In connection therewith, the claimant or the claimant’s duly authorized representative may request a review of the denied claim; may review pertinent documents; and

may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

6.6

Action Taken in Good Faith; Indemnification. The Committee may employ attorneys, consultants, accountants or other persons and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Company ) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7

Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during the Participant’s lifetime, only by such Participant.

6.8

Non-Allocation of Award. In the event of a suspension of the Plan in any Plan year for a period of more than 90 days, the current Bonus for the subject Plan year shall be deemed forfeited and no portion thereof shall be allocated to Participants. Any such forfeiture shall not affect the calculation of EVA in any subsequent year.

ARTICLE VII

Limitations

7.1

No Continued Employment. Nothing contained herein shall provide any Participant or employee with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any employee.

7.2

No Vested Rights. Except as otherwise provided herein, no Participant or employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3

Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with the Schedules and Appendices attached hereto, of the terms and conditions of the Plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

7.5

Limitations. Neither the establishment of the Plan or the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

7.6

Unfunded Plan. This Plan is unfunded and is maintained by the Company in part to provide incentive compensation to a select group of employees and highly compensated employees. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII

Authority

8.1

Plan Administration. “Committee” means the Compensation Committee of the Board of Directors of the Company, or if there is none, The Board of Directors. “Administrator” means the Company’s Senior Vice President-Human Resources & Administration or, if that position is vacant, the Committee. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may authorize the Administrator to determine who shall participate in the Plan, except for the participation of officers. Participation of officers shall require Committee approval. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

8.2

Board of Directors Authority. The Board shall be ultimately responsible for administration of the Plan. References made herein to the “Committee” assume that the Board of Directors has created a Compensation Committee to administer the Plan. In the event a Compensation Committee is not so designated, the Board shall administer the Plan. The Board or its Compensation Committee, as appropriate, shall work with the Company’s CEO and SVP-HR & Administration in all aspects of the administration of the Plan.

8.3

162(m) Limitations. After the February Committee meeting for any applicable year, the calculation methodology for the maximum possible benefit entitlement shall be fixed for all Covered Officers. On or before such February meeting, the Committee may make appropriate determinations for such purpose, but if no such determinations are made, such maximum possible benefit entitlement shall be calculated based on the provisions then in effect, without later application of discretion, with the exception that the discretion inherent in Exhibit B shall be assumed to have been exercised for each of the guidelines (with the result that the items listed in Exhibit B will be excluded from the EVA calculation). Notwithstanding the foregoing, for purposes of determining the benefits of Participants who are not Covered Officers and in situations in which the effect is to reduce the actual benefits to a Covered Officer, the Committee shall retain the discretion inherent in 2.4, 3.3, 3.5, 3.10, 3.11, Exhibit B and elsewhere to alter the calculation methodology later than the February Committee meeting, up to and including the time of the final determination of the benefit entitlements.

ARTICLE IX

Notice

9.1	Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at their business address or office location.

ARTICLE X

Effective Date

10.1	This Plan shall be effective as of January 1, 2005 and it shall remain in effect, subject to amendment from time to time, until terminated or suspended by the Committee.

ARTICLE XI

Amendments

11.1

This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the recommendation of the Committee. Notice of any such amendment, suspension or termination shall be given promptly to each Participant.

ARTICLE XII

Applicable Law

12.1	This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin.

Exhibit A

Calculation of the Cost of Capital

“Cost of Capital” or “C*” means the weighted average of the after tax cost of debt and equity for the year in question. It is calculated as follows:

Inputs Variables:

Risk Free Rate = Average Daily closing yield on U.S. Government 30 Yr. Bonds (for the month of December preceding the Plan year).

Market Risk Premium = 5.0% (Fixed)

Beta = One (Fixed)

Debt/Capital Ratio = 40% (Fixed)

b = Cost of Debt Capital (Projected & Weighted Average Yield on the Company’s Long Term Debt Obligations).

Marginal Tax Rate = the Tax Rate as defined in Section 2.4(e)

Calculations:

y = Cost of Equity Capital = Risk Free Rate + (Beta x Market Risk Premium)

Weighted Average Cost of Capital = [Cost of Equity Capital x (1 – Debt/Capital Ratio)] + [Cost of Debt x (Debt/Capital Ratio) x (1 – Marginal Tax Rate)]

C* = [y x (1 – Debt/Capital)] + [b x (Debt/Capital) x (1 – Marginal Tax Rate)]

Exhibit B

Adjustment Guidelines for Material and Unexpected Non-Recurring Items

•

Potential material and unexpected “non-recurring items” which the Committee may consider excluding from the “raw” EVA calculation (i.e., impact net operating profit after-tax or the cost of capital), in order to ensure employees are assessed on the performance of continuing operations, include:

•	Change in Accounting Principle or Practices (e.g., treatment of goodwill, FAS 123-revised 2004, etc.). Typically, the company may exclude the impact from both operating results and performance goals.

•

Major acquisition (i.e., acquiring a business with total assets greater than 15% of the company’s/operating unit’s prior year-end total assets). In the event of a major acquisition, the company may exclude the performance of the acquired unit from both results and goals for an agreed upon period of time.

•

Major disposition (e.g., disposition as defined by FAS 144). In the event a disposition is classified as discontinued under FAS 144, the company may exclude the performance of the disposed unit from both results and goals.

•

Restructuring (i.e., reorganization of a specific business or operating unit). In the event of a restructuring, the company may exclude the cost of restructuring from NOPAT but must also exclude any benefits up to the amount of restructuring costs during the subsequent 12-month period. The restructuring liability should also be excluded from the calculation of capital for the same subsequent 12-month period.

•	Recapitalization (i.e., significant altering of the company’s current capital structure). In the event of a recapitalization, the company may exclude the impact from both results and goals.

•	Other unusual or one-time gains/losses considered on a case-by-case basis relative to their impact on the company’s/operating unit’s financial results.

•	Expenses related to significant ERP system implementations may be capitalized and amortized over the same period as the ERP asset.

THE MANITOWOC COMPANY, INC.

2003 INCENTIVE STOCK AND AWARDS PLAN

Amended February 29, 2012 by Board of Directors subject to

Amendment by Shareholders at Annual Meeting on May 1, 2012

1. Purpose and Construction.

(a) Purpose. The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan has two complementary purposes: (i) to attract and retain outstanding people as officers, employees, consultants and advisors and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

(b) Definitions. All capitalized terms used in this Plan have the meanings given in Section 13.

2. Administration.

(a) Committee Administration. The Committee has full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan. A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members present at a meeting at which a quorum is present must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed. All Committee determinations are final and binding.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to individuals who are Section 16 Participants at the time any such delegated authority or responsibility is exercised. The Board also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board has made such a delegation, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation.

(c) No Liability. No member of the Committee, and no officer to whom a delegation under subsection (b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless such individual to the maximum extent that the law and the Company’s bylaws permit.

3. Eligibility. The Committee may designate from time to time the Participants to receive Awards under this Plan. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year. The Committee may consider such factors as it deems pertinent in selecting a Participant and in determining the types and amounts of Awards. In making such selection and determination, factors the Committee may consider include: (a) the Company’s financial condition; (b) anticipated profits for the current or future years; (c) the Participant’s contributions to the profitability and development of the Company; and (d) other compensation provided to the Participant.

4. Discretionary Grants of Awards.

(a) Terms and Conditions of Awards. Subject to the terms of this Plan, the Committee has full power and authority to determine: (i) the type or types of Awards to be granted to each Participant; (ii) the number of Shares with respect to which an Award is granted to a Participant, if applicable; and (iii) any other terms and conditions of any Award granted to a Participant. If the employment of a Participant shall terminate by reason of death or Disability, as to Awards held by the Participant as of the effective date of such termination of employment, all Options and SARs which are not yet vested shall be fully and immediately vested and exercisable, all restrictions on Restricted Stock shall be accelerated and deemed to have lapsed, and all Performance Goals applicable to Performance Shares or Performance Units shall be deemed to have been achieved. If the employment of a Participant shall terminate for any reason other than death or Disability, as to Awards held by the Participant of the effective date of such termination of employment, unless the Committee, in its sole discretion, shall otherwise determine, all nonvested Options and SARs, Restricted Stock as to which all restrictions have not lapsed, and all Performance Shares and Performance Units for which the Performance Goals have not been fully satisfied shall be immediately forfeited. If the Committee determines not to require such immediate forfeiture, then the maximum exercise period which may be permitted for Options and SARs following such employment termination shall be the shorter of one year or the scheduled expiration date of the Award.

(b) Single or Tandem Awards. Awards under this Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate). Tandem Awards may be granted either at the same time as, or at different times from, the grant of the other Awards (or awards) to which they relate.

5. Shares Reserved under this Plan.

(a) Plan Reserve. An aggregate of 3,000,000 Shares are reserved for issuance under this Plan. As to Awards that are (i) Restricted Stock, (ii) Performance Shares, or (iii) Performance Units that are paid in Shares or the value of which is based on the Fair Market Value of Shares, the Company may not issue, or make payments as to, more than 1,000,000 Shares in the aggregate. The limitations of this subsection are subject to adjustments as provided in Section 11.

(b) Replenishment of Shares Under this Plan. The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares delivered in payment or settlement of Awards. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan as determined under subsection (a), including issuance as Restricted Stock or pursuant to incentive stock options. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, if Shares are used in connection with the satisfaction of tax obligations relating to an Award, or if previously owned Shares are delivered to the Company in payment of the exercise price of an Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan as determined under subsection (a), including issuance as Restricted Stock, but such shares may not be issued pursuant to incentive stock options.

(c) Addition of Shares from Predecessor Plan. After the Effective Date of this Plan, if any Shares subject to awards granted under The Manitowoc Company, Inc. 1995 Stock Plan would again become available for new grants under the terms of such prior plan if the prior plan were still in effect, then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the Shares available under this Plan as determined under the first sentence of subsection (a). Any such Shares will not be available for future awards under the terms of such prior plan.

(d) Participant Limitations. Subject to adjustment as provided in Section 11, no Participant may be granted Awards under this Plan that could result in such Participant: (i) receiving in any single fiscal year of the Company Options, with or without any related Stock Appreciation Rights, or Stock Appreciation Rights not related to Options, for more than 300,000 Shares, (ii) receiving Awards of Restricted Stock in any single fiscal year of the Company relating to more than 200,000 Shares, (iii) receiving Performance Shares in any single fiscal year of the Company relating to more than 200,000 Shares; (iv) receiving Awards of Performance Units in any single fiscal year of the Company with a designated dollar value that exceeds $3,000,000 and/or receiving Awards of Performance Units in any single fiscal year of the Company, the value of which is based on the Fair Market Value of Shares, relating to more than 200,000 Shares. In all cases, determinations under this Section 5 shall be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

6. Options and Stock Appreciation Rights.

(a) Eligibility for Options. The Committee may grant Options to any Participant it selects. The Committee must specify whether the Option is an incentive stock option or a nonqualified stock option, but only employees of the Company or a Subsidiary may receive grants of incentive stock options.

(b) Exercise Price of Options. For each Option, the Committee will establish the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant. The Committee shall also determine the method or methods by which, and the forms or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to any Option may be made or deemed to have been made.

(c) Terms and Conditions of Options. Subject to the terms of the Plan, an Option will be exercisable at such times and subject to such conditions as the Committee specifies, except that the Option must terminate no later than ten (10) years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.

(d) Eligibility and Exercise Price for Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Participant it selects. Each Stock Appreciation Right may relate to all or a portion of a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination or expiration of such Option (a “Tandem SAR”), or may be granted independently of any Option, as determined by the Committee. If the Stock Appreciation Right is granted independently of an Option, the exercise price of such Stock Appreciation Right shall be the Fair Market Value of a Share on the date of grant; provided, however, that the Committee may, in its discretion, fix an exercise price in excess of the Fair Market Value of a Share on such grant date.

(e) Upon Exercise of a Stock Appreciation Right. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive, without payment to the Company, either (A) that number of Shares determined by dividing (i) the total number of Shares subject to the Stock Appreciation Right being exercised by the Participant, multiplied by the amount by which the Fair Market Value of a Share on the day the right is exercised exceeds the exercise price (such amount being hereinafter referred to as the “Spread”), by (ii) the Fair Market Value of a Share on the exercise date; or (B) cash in an amount determined by multiplying (i) the total number of Shares subject to the Stock Appreciation Right being exercised by the Participant, by (ii) the amount of the Spread; or (C) a combination of Shares and cash, in amounts determined as set forth in clauses (A) and (B) above, as determined by the Committee in its sole discretion; provided, however, that, in the case of a Tandem SAR, the total number of Shares which may be received upon exercise of a Stock Appreciation Right for Common Stock shall not exceed the total number of Shares subject to the related Option or portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the Fair Market Value on the date of exercise of the total number of Shares subject to the related Option or portion thereof.

(f) Terms and Conditions of Stock Appreciation Rights. Subject to the terms of the Plan, a Stock Appreciation Right will be exercisable at such times and subject to such conditions as the Committee specifies; provided, however, that a Tandem SAR shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event a Stock Appreciation Right shall terminate no later than ten (10) years after the date of grant.

(g) Tandem SARs and Options. With respect to Options issued with Tandem SARs, the right of a Participant to exercise the Tandem SAR shall be cancelled if and to the extent the related Option is exercised, and the right of a Participant to exercise an Option shall be cancelled if and to the extent that Shares covered by such Option are used to calculate shares or cash received upon exercise of the Tandem SAR.

7. Restricted Stock, Performance Shares and Performance Units.

(a) Eligibility for Restricted Stock, Performance Shares and Performance Units. The Committee may grant awards of Restricted Stock, Performance Shares or Performance Units to Participants the Committee selects.

(b) Terms and Conditions. Subject to the terms of the Plan, each award of Restricted Stock, Performance Shares or Performance Units may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, a condition that one or more Performance Goals be achieved for the Participant to realize all or a portion of the benefit provided under the Award. However, an award of Restricted Stock that requires the achievement of Performance Goals must have a restriction period of at least one year, and an award of Restricted Stock that is not subject to Performance Goals must have a restriction period of at least three years. The Committee may determine to pay Performance Units in cash, in Shares, or in a combination of cash and Shares. Any Award of Performance Units must be paid before March 15 of the calendar year after the calendar year in which the recipient has a fully vested right to such Performance Stock Units.

8. Transferability. Except as otherwise provided in this Section, or as the Committee otherwise provides, each Award granted under this Plan is not transferable by a Participant other than by will or the laws of descent and distribution, and during the lifetime of the Participant such Awards may be exercised only by the Participant or the Participant’s legal representative or by the permitted transferee of such Participant as hereinafter provided (or by the legal representative of such permitted transferee). A Participant may transfer Awards to (i) his or her spouse, children or grandchildren (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a partnership in which such Immediate Family Members are the only partners. The transfer will be effective only if the Participant receives no consideration for such transfer. Subsequent transfers of transferred Awards are prohibited except transfers to those persons or entities to which the Participant could have transferred such Awards, or transfers otherwise in accordance with this Section.

9. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. This Plan will terminate on, and no Award may be granted after, the ten (10) year anniversary of the Effective Date, unless the Board earlier terminates this Plan pursuant to subsection (b).

(b) Termination and Amendment. The Board may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) shareholders must approve any amendment of this Plan if required by: (A) the rules and/or regulations promulgated under Section 16 of the Exchange Act (for this Plan to remain qualified under Rule 16b-3), (B) the Code or any rules promulgated thereunder (to allow for incentive stock options to be granted under this Plan or to enable the Company to comply with the provisions of Code Section 162(m) so that the Company can deduct compensation in excess of the limitation set forth in that section), or (C) the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which the Shares are then traded (to maintain the listing or quotation of the Shares on that exchange); and

(ii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 5(a) or 5(d) (except as permitted by Section 11); (B) an amendment to shorten the restriction periods specified in Section 7(b); or (C) an amendment to the provisions of Section 9(e).

(c) Amendment, Modification or Cancellation of Awards. Except as provided in subsection (e) and subject to the requirements of this Plan, the Committee may waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to any Awards by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the Award, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 11), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an Award pursuant to the provisions of Section 11(a). Notwithstanding anything to the contrary in this Plan, the Committee shall have sole discretion to alter the selected Performance Goals subject to shareholder approval, to the extent required to qualify an Award for the performance-based exemption provided by Code Section 162(m) (or any successor provision thereto). Notwithstanding the foregoing, in the event the Committee determines it is advisable to grant an Award which does not qualify for the performance-based exemption under Code Section 162(m) (or any successor thereto), the Committee may make such grants without satisfying the requirements therefor.

(d) Survival of Committee Authority and Awards. Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award may extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 11, neither the Committee nor any other person may decrease the exercise price for any outstanding Option or Stock Appreciation Right granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option or Stock Appreciation Right granted under this Plan to the Company as consideration for the grant of a new Option or Stock Appreciation Right with a lower exercise price.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 9(b)(ii).

10. Taxes. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares deliverable under this Plan after giving the person entitled to receive such amount or Shares notice as far in advance as practicable, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. The Committee may permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with (a) the exercise of a nonqualified stock option, (b) a disqualifying disposition of Shares received upon the exercise of an incentive stock option, or (c) the lapse of restrictions on Restricted Stock, by electing to (i) have the Company withhold

Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares which have been beneficially owned by the Participant for at least six (6) months, in each case having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. The Fair Market Value of fractional Shares remaining after payment of the withholding taxes may be paid to the Participant in cash.

11. Adjustment Provisions; Change of Control.

(a) Stock Split, Stock Dividend or Reverse Stock Split. In the event of a stock split, stock dividend or reverse stock split, of Shares, the number of Shares subject to this Plan (including the number and type of Shares that may be granted as Restricted Stock or issued pursuant to incentive stock options, to a Participant in any fiscal year, and that may after the event be made the subject of Awards under this Plan) and the number Shares subject to outstanding Awards, and the grant, purchase and exercise price with respect to any outstanding Awards, shall thereupon automatically be adjusted proportionately in a manner consistent with such stock split, stock dividend or reverse stock split to prevent dilution or enlargement of the benefits or potential benefits intended to be made under this Plan; provided, however, that the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In the event that any such stock split, stock dividend or reverse stock split would result in an outstanding Award consisting of any fractional Share(s), the Committee may cancel such fractional amount or grant an Award of an additional fractional amount so that there is no fraction amount or may make provision for a cash payment, in an amount determined by the Committee to the holder of the Award that would include a fractional Share, in exchange for the cancellation of such factional Share(s) (without any consent of the holder of any such fractional Share), effective as of the time the Committee specifies (which may be the time such stock split, stock dividend or reverse stock split, is effective).

(b) Other Adjustment of Shares. In addition to the non-discretionary adjustment provisions of Section 11(a), if the Committee determines that any dividend or other distribution (whether in the form of cash, other securities, or other property, but not including a dividend of Shares which is governed by Section 11(a)), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that the Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, subject to Participants’ rights under subsection (c), the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to this Plan (including the number and type of Shares that may be granted as Restricted Stock or issued pursuant to incentive stock options, that may be granted to a Participant in any fiscal year, and that may after the event be made the subject of Awards under this Plan), (ii) the number and type of Shares subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award. In any such case, the Committee may also make provision for a cash payment in an amount determined by the Committee to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change of Control, then (A) such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under subsection (c) and (B) from and after the Change of Control, the Committee may make such a provision only if the Committee determines that doing so is necessary to substitute, for each Share then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this subsection (a). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. Without limitation, subject to

Participants’ rights under subsection (c), in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control, other than any such transaction in which the Company is the continuing corporation and in which the outstanding Common Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Committee may substitute, on an equitable basis as the Committee determines, for each Share then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock are or will be entitled in respect of each Share pursuant to the transaction.

(c) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards upon such terms and conditions as it may deem appropriate.

(d) Change of Control. Except to the extent the Committee provides a result more favorable to holders of Awards or as otherwise set forth in an Agreement covering an Award, in the event of a Change of Control:

(i) each holder of an Option (A) shall have the right at any time thereafter to exercise the Option in full whether or not the Option was theretofore exercisable; and (B) shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of the Option, an amount of cash equal to the excess of the Change of Control Price of the Shares covered by the Option that is so surrendered over the exercise price of such Shares under the Award;

(ii) Restricted Stock that is not then vested shall vest upon the date of the Change of Control and each holder of such Restricted Stock shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of such Restricted Stock, an amount of cash equal to the Change of Control Price of such Restricted Stock;

(iii) each holder of a Performance Share and/or Performance Unit for which the performance period has not expired shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of the Performance Share and/or Performance Unit, an amount of cash equal to the product of the value of the Performance Share and/or Performance Unit and a fraction the numerator of which is the number of whole months which have elapsed from the beginning of the performance period to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(iv) each holder of a Performance Share and/or Performance Unit that has been earned but not yet paid shall receive an amount of cash equal to the value of the Performance Share and/or Performance Unit; and

(v) all annual incentive awards that are earned but not yet paid shall be paid, and all annual incentive awards that are not yet earned shall be deemed to have been earned pro rata, as if the Performance Goals are attained as of the effective date of the Change of Control, by taking the product of (A) the Participant’s maximum award opportunity for the fiscal year, and (B) a fraction, the numerator of which is the number of full or partial months that have elapsed from the beginning of the fiscal year to the date of the Change of Control and the denominator of which is twelve (12).

For purposes of this Section 11, the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit for which the value is equal to the Fair Market Value of Shares shall be based on, the Change of Control Price.

12. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the

Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii) the purchase of Shares under Options in installments;

(iii) the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(iv) giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as the Committee determines;

(v) restrictions on resale or other disposition; and

(vi) compliance with federal or state securities laws and stock exchange requirements.

(b) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(c) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(d) Requirements of Law. The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(e) Governing Law. This Plan, and all agreements under this Plan, should be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be brought and determined in a court sitting in the County of Manitowoc, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin.

(f) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(g) 409A Compliance. Notwithstanding anything to the contrary in this Plan document, any Award or any accompanying forms or related material, the Plan is designed and intended to operate such that all benefits hereunder are exempt from the application of Code Section 409A. Any provisions of this Plan document, any Award, or any related material which conflict with or would be deemed to violate the preceding stated intent shall be deemed limited, as determined by the Committee in order to ensure the results contemplated in this Section. Notwithstanding the preceding statements, nothing in this Plan or any related document is intended to provide individual participants or beneficiaries with any guaranty, warranty or assurance of particular tax treatment for benefits hereunder.

13. Definitions. Capitalized terms used in this Plan have the following meanings:

(a) “Affiliates” means any corporation, partnership, joint venture, or other entity during any period in which the Company owns, directly or indirectly, at least twenty percent (20%) of the equity, voting or profits interest, and any other business venture that the Committee designates in which the Company has a significant interest, as the Committee determines in its discretion.

(b) “Award” means grants of Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, or Performance Units under this Plan. “Award Agreement” means an agreement covering an Award in such form (consistent with the terms of the Plan) as shall have been approved by the Committee.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the first to occur of the following with respect to the Company or any upstream holding company:

(i) any “Person,” as that term is defined in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined above) acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares of the Company’s Common Stock are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares of the Company’s Common Stock outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

(iii) The Company or any Subsidiary sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds fifty percent (50%) of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where shareholders of the Company retain ownership of the transferred assets proportionate to their pro rata ownership interest in the Company shall not be deemed a “Change of Control”;

(iv) The Company dissolves and liquidates substantially all of its assets;

(v) At any time after the Effective Date when the “Continuing Directors” cease to constitute a majority of the Board. For this purpose, a “Continuing Director” shall mean: (A) the individuals who, at the Effective Date, constitute the Board; and (B) any new Directors (other than Directors designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii), or (iii) of this definition) whose appointment to the Board or nomination for election by Company shareholders was approved by a vote of at least two-thirds of the then-serving Continuous Directors; or

(vi) A determination by the Board, in view of then current circumstances or impending events, that a Change of Control of the Company has occurred, which determination shall be made for the specific purpose of triggering operative provisions of this Plan.

(e) “Change of Control Price” means the highest of the following: (i) the Fair Market Value of the Shares, as determined on the date of the Change of Control; (ii) the highest price per Share paid in the Change of Control transaction; or (iii) the Fair Market Value of the Shares, calculated on the date of surrender of the relevant Award in accordance with Section 11(c), but this clause (iii) shall not apply if in the Change of Control transaction, or pursuant to an agreement to which the Company is a party governing the Change of Control transaction, all of the Shares are purchased for and/or converted into the right to receive a current payment of cash and no other securities or other property.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(g) “Committee” means the Compensation and Benefits Committee of the Board (or such successor committee with the same or similar authority), which must be composed of not less than two (2) Directors, each of whom must qualify as an “outside director” within the meaning of Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means The Manitowoc Company, Inc., a Wisconsin corporation, or any successor to The Manitowoc Company, Inc., a Wisconsin corporation.

(j) “Director” means a member of the Board.

(k) “Disability” means disability as defined in the Company’s long-term disability plan covering exempt salaried employees.

(l) “Effective Date” means the date the Company’s shareholders approve this Plan.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(n) “Fair Market Value” means, per Share on a particular date, the last sales price on such date on the national securities exchange on which the Common Stock is then traded, as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, will be used. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its discretion, will be used.

(o) “Non-Employee Director” means any Director who is not an employee of the Company or any Affiliate.

(p) “Option” means the right to purchase Shares at a stated price. “Options” may either be “incentive stock options” which meet the requirements of Code Section 422, or “nonqualified stock options” which do not meet the requirements of Code Section 422.

(q) “Participant” means an officer or other employee of the Company or its Affiliates, or an individual that the Company or an Affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to the Company or its Affiliates, who the Committee designates to receive an Award under this Plan. No Non-Employee Director is entitled to receive Awards under this Plan.

(r) “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Subsidiaries or other business units: revenue; cash flow; total shareholder return; dividends; debt; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; and/or in the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), such other goals as the Committee may establish in its discretion.

(s) “Performance Shares” means the right to receive Shares to the extent the Company or Participant achieves certain goals that the Committee establishes over a period of time the Committee designates consisting of one or more full fiscal years of the Company, but not in any event more than five years.

(t) “Performance Units” means the right to receive monetary units with a designated dollar value or monetary units the value of which is equal to the Fair Market Value of one or more Shares, to the extent the Company or Participant achieves certain goals that the Committee establishes over a period of time the Committee designates consisting of one or more full fiscal years of the Company, but in any event not more than five years.

(u) “Plan” means The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan, as amended from time to time.

(v) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals during the period specified by the Committee and/or upon the completion of a period of service, as determined by the Committee.

(w) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(x) “Share” means a share of Common Stock.

(y) “Stock Appreciation Right” means the right to receive, without payment to the Company, an amount of cash or Shares as determined in accordance with Section 6, based on the amount by which the Fair Market Value on the relevant valuation date exceeds the exercise price.

(z) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the chain) owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

ADDENDUM TO

THE MANITOWOC COMPANY, INC.

2003 INCENTIVE STOCK AND AWARDS PLAN

APPLICABLE TO EMPLOYEES AND MANAGING DIRECTORS WHO ARE TAX

RESIDENTS OF FRANCE

The terms and conditions detailed below are to be read in conjunction with The Manitowoc Company, Inc 2003 Incentive Stock and Awards Plan (hereinafter the “Plan”). Defined terms hereinafter are to have the same meaning as that stated in the Plan.

ARTICLE I. SCOPE OF THE ADDENDUM

This Addendum only governs the grant of the Options to employees of any direct or indirect French subsidiaries of The Manitowoc Company, Inc. and its subsidiaries and affiliates (hereinafter “the Manitowoc Group”) (in accordance with article L 225-180 of the new “Code de Commerce”), and not the other Awards provided for in the Plan.

Notwithstanding any other provisions of the Plan not referred to in this Addendum, the following provisions/amendments are applicable to such employees in respect of the Options. These provisions constitute either exceptions to provisions of the same nature provided for in the Plan, or additional rules to these documents, so that the Options qualify as options under French law for favorable social and tax regime.

ARTICLE II. GRANT OF OPTIONS

2.1	Granting Period.

The authorization given by the shareholders’ meeting of The Manitowoc Company, Inc. to the Board of Directors and the Compensation and Benefits Committee (hereinafter the “Committee”) for granting the Options is limited to thirty eight (38) months as from the date of this shareholders’ meeting.

2.2	Beneficiaries.

Options may be granted under this Addendum to the following beneficiaries (hereinafter “Employees”):

•

Employees, i.e., individuals having an employment contract with the French company and being at the date of grant of the Options, based in France or abroad under a temporary secondment and individuals having an employment contract with a foreign company of the Manitowoc Group as defined by article L 225-180 of the new “Code de Commerce” and being seconded in France.

•	Managing Directors (i.e., “Dirigeants Sociaux”) of any French company of the Manitowoc Group as defined by article L 225-180 of the new “Code de Commerce” at the date of grant.

2.3	Type of Options.

The Options granted under the Plan modified by this Addendum will only be purchase Options (i.e., Shares bought back by the Company). No Options may be granted under this Addendum that are subscription Options (i.e., newly issued Shares of the Company).

Limited stock appreciation right:

No Stock Appreciation Right may be granted after the date of grant of the related Options. In addition, such Stock Appreciation Right must be mentioned in the Option grant letter.

2.4	Date of Grant.

Options cannot be granted during the ten (10) stock exchange sessions preceding and following the publication of the consolidated or annual accounts.

Options cannot be granted during a period starting at the date at which the management of the Company is aware of any information that could have a significant impact on the Company’s Share price and ending ten (10) stock exchange sessions after this information has been made public.

Options cannot be granted within a twenty (20) day period following a distribution of dividends or a capital increase.

2.5	Conditions of Grant.

Options are definitively offered and cannot be cancelled or modified.

No Options can be granted to any Employees holding Shares representing ten percent (10%) or more of The Manitowoc Company, Inc. share capital at the date of the grant of the Options.

The total number of Options granted to Employees and remaining unexercised (outstanding Options) shall never cover a number of Shares exceeding one-third of The Manitowoc Company, Inc. share capital.

Should the Company purchase its Shares before granting Options the purchase Options shall be awarded over the stock within twelve (12) months of their purchase.

The Shares shall be purchased by the issuing Company at least one day before the Options become exercisable.

2.6	Option Price.

The Option price will be the Fair Market Value of Common Stock at the date of grant (i.e., the price per share at the close of the previous day’s trading as reported on the New York Stock Exchange Composite Tape).

Nevertheless, unless otherwise specifically approved by the Committee, this Option price shall not be less than ninety-five percent (95%) of the average stock exchange price during the twenty (20) days preceding the day when the Option is granted. In addition, this Option Price shall not be less than ninety-five percent (95%) of the average purchase price of its own Shares held by The Manitowoc Company, Inc. to be allocated to the Option holder.

ARTICLE III. REGIME OF OPTIONS

3.1	Transferability of the Options.

Notwithstanding any other provisions of the Plan not referred to in this Addendum, an Option is only transferable by death of the Employee. In the event of an Employee’s death, the period during which the legal heirs are entitled to exercise the Option is six (6) months following the Employee’s death.

3.2	Adjustments of the Option Price.

The Option price shall remain unchanged as from the grant of the Options until the exercise of the Options. The Option price shall be adjusted only upon the occurrence of the events specified under French law (article L 225-181 of the new “Code de Commerce”).

No other event may constitute a recognized exception under French regulations except in case of any modifications as provided from time to time by any new French regulations or by any governmental decision.

3.3	Date of Exercise.

Twenty-five percent (25%) of Options granted under this Addendum shall be exercisable after the expiration of a two year period as from the date of grant and an additional twenty-five percent (25%) of Options shall be exercisable thereafter on the anniversary of the date of grant, up to one hundred percent (100%).

3.4	Payment of the Option Price.

The payment of the Option price is allowed either in cash or by compensation of certain, due and payable debts that the Employees hold against the Company.

ARTICLE IV. SALE OF SHARES RESULTING FROM THE EXERCISE OF OPTIONS

4.1	Principles.

Under both French Tax and Social Security Codes, the favorable social security and tax regime applicable to the “acquisition gain” is linked to the sale of the Shares resulting from the exercise of the Options in a period not less than four years as from the grant of the Options (Section 163 bis C).

An additional holding period of two years between the exercise and the sale of the Shares must be respected in addition to the initial period of four years in order for the Beneficiaries to benefit from a more favorable tax regime.

Under the new “Code de Commerce,” the sale of the Shares resulting from the exercise of the Options shall not be forbidden beyond a period of three years starting from the exercise of the Options (section L 225-177).

4.2	Application.

By virtue of the principles mentioned in Section 4.1 above, and except in the events provided under section 91 ter of Annex II of the French Tax Code, when all the conditions provided by this section are fulfilled, the shares shall not be sold, or otherwise disposed of, before a period of two (2) years for shares resulting from Options exercised after the expiration of a two-year period as from the date of grant of the Options.

Notwithstanding the above-mentioned provisions the shares may be sold, or otherwise disposed of, after the expiration of a four-year period as from the date of grant of the Options.

Failing to respect the above-mentioned non transferability period would entail the invalidity of the sale of the shares for the faulty Employee provided such provision complies with U. S. laws and is otherwise enforceable.

According to Section 91 ter of Annex II of the French Tax Code, the initial four (4) year period between grant of Options and sale of Shares is not required in strict limited cases for benefiting from the favorable tax regime:

•	in case of the optionee’s disability or death,

•

in case of the optionee’s retirement at the request of the Company provided the optionee exercised the options at least three (3) months before the termination of the optionee’s work contract, and still holds the share at the date of the event.

•	in case of dismissal, provided the optionee exercised the optionee’s options at least three (3) months before the optionee is notified of the optionee’s dismissal.

In these cases, the sale of the Shares may occur in connection with the event, which means, in particular in case of dismissal and retirement, not before the termination of the contract.

Should any modifications of the French legal and/or tax regime arise that would concern the conditions to qualify for the preferential tax and social security treatment, the Committee would be entitled to modify accordingly and for this sole purpose the dates of exercise of the Options as well as the vesting period applicable to future grants of Options and the holding conditions of the Shares.

ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Date:	Tuesday, May 1, 2012
Time:	9:00 A.M. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 through 5.

1:	Election of Directors	For		Withhold	Directors Recommend ê

	01 Roy V. Armes	☐		☐	For

	02 Cynthia M. Egnotovich	☐		☐	For

	03 James L. Packard	☐		☐	For

		For	Against	Abstain

2:	The approval of the Company’s Short-Term Incentive Plan.	☐	☐	☐	For

3:	The approval of an amendment to the Company’s 2003 Incentive Stock and Awards Plan.	☐	☐	☐	For

4:	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐	For

5:	An advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	For

6:	Such other business as may properly come before the Annual Meeting.

Comments: Please print your comments below.

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

é  Please separate carefully at the perforation and return just this portion in the envelope provided.  é

Annual Meeting of The Manitowoc Company, Inc.

to be held on Tuesday, May 1, 2012

for Holders as of February 29, 2012

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

Go To
www.proxypush.com/mtw		866-390-5369
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Glen E. Tellock and Maurice D. Jones, and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc., which the undersigned is entitled to vote at the meeting and any adjournment of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 THROUGH 5, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 6.

All votes must be received by 5:00 P.M., Eastern Time, April 30, 2012.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, April 27, 2012.

PROXY TABULATOR FOR THE MANITOWOC COMPANY, INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Proxy — The Manitowoc Company, Inc.

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on May 1, 2012.

The undersigned appoints Glen E. Tellock and Maurice D. Jones or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 1, 2012 at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The approval of the Company’s Short-Term Incentive Plan.

3.	The approval of an amendment to the Company’s 2003 Incentive Stock and Awards Plan.

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

5.	An advisory vote to approve the compensation of the Company’s named executive officers.

6.	Such other business as may properly come before the Annual Meeting.

If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or The Manitowoc Company, Inc. 401(k) Retirement Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the three directors named in the enclosed proxy materials, each of whom will serve a three-year term expiring at the Annual Meeting of Shareholders in 2015;

•	FOR approval of the Company’s Short-Term Incentive Plan;

•	FOR approval of the amendment to Company’s 2003 Incentive Stock and Awards Plan;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” Proposals 1 through 5, and authority will be deemed granted under item 6.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

é Please separate carefully at the perforation and return just this portion in the envelope provided. é